As filed with the Securities and Exchange Commission on July 29, 2025.

Registration No. 333-288212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXTTRIP, INC.

(Exact name of registrant as specified in its charter)

Nevada	4724	27-1865814
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(954) 526-9688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Kerby

Chief Executive Officer

NextTrip, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(954) 526-9688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher L. Tinen, Esq.

Caitlin M. Murphey, Esq.

Snell & Wilmer L.L.P.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

(858) 910-4809

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the

Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders listed herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 29, 2025

591,883 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time, in one or more offerings, by the selling stockholders named in this prospectus of up to 591,883 shares of our common stock, which is comprised of: (i) 148,168 shares of common stock that we may sell and issue to Alumni Capital LP (“Alumni”) from time to time pursuant to a Securities Purchase Agreement we entered into with Alumni on September 19, 2024 (the “Alumni Purchase Agreement”); (ii) 32,786 shares of common stock issued to Alumni as commitment shares in connection with the execution of the Alumni Purchase Agreement (the “Initial Commitment Shares”); (iii) 176,774 shares of common stock issuable upon exercise of warrants (the “Alumni Warrants”) issued to Alumni, together with non-convertible promissory notes, pursuant to Securities Purchase Agreements we entered into with Alumni on September 19, 2024 and April 1, 2025, respectively (the “Note & Warrant SPAs”); and (iv) 234,155 shares issuable upon exercise of Series A Warrants issued to Iroquois Master Fund Ltd. (“Iroquois MF”) and Iroquois Capital Investment Group LLC (“Iroquois CIG”) in a private placement on April 2, 2020 (the “April 2020 Warrants,” and together with the Alumni Warrants, the “Warrants”). See the section of this prospectus entitled “The Selling Stockholder Transactions” for additional information regarding the transactions that we entered into with the respective selling stockholders, including a summary of the terms and conditions of the agreements we entered into with the selling stockholders.

The prices at which the selling stockholders may resell the shares offered hereby will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. However, we will receive proceeds from the sales, if any, of shares of our common stock to Alumni under the Alumni Purchase Agreement and, upon any selling stockholder’s exercise of the Warrants by payment of cash, we will receive the exercise price of the Warrants.

The selling stockholders may sell or otherwise dispose of the shares of our common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section titled “Plan of Distribution” on page 33 of this prospectus. The selling stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Our common stock is traded on The Nasdaq Capital Market tier of The Nasdaq Stock Market, LLC under the symbol “NTRP.” The last reported sale price of our common stock on the Nasdaq Capital Market on July 25, 2025 was $3.972 per share.

You should read this prospectus, together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” carefully before you invest in any of our securities.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read “Risk Factors” on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   .

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a continuous offering process. By using this registration process, the selling stockholders named in this prospectus may offer and sell shares of our common stock from time to time in one or more transactions, as described under “Plan of Distribution.”

This prospectus provides you with a general description of the securities that the selling stockholders named herein may offer. We may add, update or change in a prospectus supplement any of the information contained in this prospectus or the documents incorporated by reference. For further information about our business and our securities, you should refer to the registration statement and the reports incorporated by reference in this prospectus, as described in “Where you can Find Additional Information” and “Incorporation of Certain Information by Reference.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where you can Find Additional Information.”

You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. Neither we, nor the selling stockholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling stockholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide.

This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. Except as otherwise set forth in this prospectus, neither we nor the selling stockholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management’s estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management’s estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management’s estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

NextTrip, Inc., the NextTrip logo and other trademarks or service marks of NextTrip appearing in this prospectus are the property of NextTrip, Inc. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision in our securities. Before investing in our securities, you should carefully read this prospectus, any applicable prospectus supplement, and any documents incorporated by reference, including the information contained under the heading “Risk Factors” beginning on page 14 in this prospectus and under similar headings in our recent Annual Report on Form 10-K for the fiscal year ended February 28, 2025, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Company,” and “NextTrip” refer to NextTrip, Inc. and its subsidiaries.

Business Overview

NextTrip is an early-stage, technology-driven travel company developing an integrated travel booking and media platform designed to connect leisure, group and business travelers to the world. Our travel booking platform is powered by our proprietary NXT2.0 booking engine, which offers extensive inventory, supporting both travelers and distributors with a platform for curating personalized experiences and efficient trip planning and booking. We market our travel services through several core brands including NextTrip Vacations (direct-to-consumer leisure travel), Five Star Alliance (luxury and cruise bookings) and NextTrip Business (small-to-mid-sized corporate travel) and differentiate our platform through specialty features, including specialized widgets for groups (the “Groups Platform”) and travel agents (the “Travel Agent Platform”) and PayDlay, a delayed payment booking option. Complementing our booking engine are our media properties, including Journy.tv, Compass.tv and Travel Magazine, which provide destination content that we believe will drive high-intention traffic into our booking funnel and, over time, constitute a separate high-margin advertising revenue stream.

By integrating our media properties with our travel booking platform, our ambition is to build a next-generation travel solution for consumers, allowing them to better research and explore desired travel destinations. To accomplish this, we will be using content from ours and others’ media platforms featuring travel videos, blogs and articles along with access to curated travel products from our strategic partnerships, all supported by our technology and call center agents. Upon full integration of our travel and media platforms, we believe our offers will both inspire and empower consumers to make informed choices when booking. This contrasts with the existing online travel agency (“OTA”) model that focuses on volume bookings with little to no service support.

Current Scale and Going Concern

We are in the earliest stages of commercial operations.

For the fiscal years ended February 28, 2025, and February 29, 2024, we generated aggregate revenues of approximately $0.5 million and $0.46 million, respectively, derived from travel bookings, which include the sale of travel products such as airline tickets and hotel rooms as well as travel services such as travel insurance and ground activities.

For the three months ended May 31, 2025, and May 31, 2024, we generated aggregate revenues of approximately $0.14 million and $0.19 million, respectively, derived from travel bookings, which include the sale of travel products such as airline tickets and hotel rooms as well as travel services such as travel insurance and ground activities.

Due to uncertainties regarding our ability to meet our current and future operating and capital expenses, there is substantial doubt about our ability to continue as a going concern for 12 months from the date of filing of our most recent Quarterly Report on Form 10-Q for the quarter ended May 31, 2025, which was filed with the SEC on July 15, 2025, and the report of our registered independent public accounting firm filed with our Annual Report on Form 10-Q our the fiscal year ended February 28, 2025 contains a going concern qualification.

We expect to continue to incur net losses and negative cash flows from operations for the foreseeable future as we invest in technology enhancements, supplier relationships, and marketing initiatives. Throughout this prospectus, whenever we discuss our operational achievements, ecosystem, or growth plans, you should consider that we presently have nominal revenues, limited operating history, minimal brand awareness, and will require significant additional capital to execute our business model.

NXT2.0 – Our Integrated Travel Booking Platform

At the core of our business is our proprietary, direct-to-consumer NXT2.0 travel booking engine, which has been continually enhanced and developed through a series of acquisitions of a variety of media and travel assets. NXT2.0 powers several websites, including our main leisure site, nexttrip.com, and fivestaralliance.com, our widgets for The Groups and Travel Agent Platforms, as well as providing travel booking solutions for our media hubs, Journy.tv, travelmagazine.com and Compass.tv. We serve both leisure and business travelers by offering them access to travel blogs, videos and concierge assistance to aid in planning travel, coupled with our proprietary booking platform for the direct purchase of flights, hotels, vacation homes, cruise, tours, and other travel products. Our content includes destination guides, maps and travel tips, designed to help travelers plan memorable trips and book those trips on our travel platform.

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Development of the Platform

NextTrip (formerly Monaker Group) initially marketed alternative lodging rentals through its proprietary NXT1.0 booking engine, but in June 2022 it materially advanced its technological capabilities by acquiring the Bookit.com platform, included the Bookit.com booking engine, customer lists, all content associated with hotel and destination product in the booking engine, including pictures, hotel descriptions, restaurant descriptions, room descriptions, amenity descriptions, destination information, and source code related thereto, as well as all contracts and agreements of Bookit.com. Previously, the acquired technology powered the Bookit.com business, a well-established online leisure travel agent generating over $400 million in annual sales as recently as 2019 (pre-pandemic). Since 2022, we have been focused on the integration of Bookit.com technology, source code and application programming interfaces (APIs) into the NXT2.0 technology platform, which serves as a base for current and future technology projects as well as proprietary system enhancements and the development of additional specialized features and core brands. This is one of the key areas of focus related to integrating APIs into the NXT2.0 technology platform. This process involves first identifying travel providers, negotiating relevant contracts, obtaining API keys and agreeing to terms of use. NextTrip developers then write code to connect the APIs into the NXT2.0 platform, map and normalize the relevant data and then complete the front-end user interface integration. As part of the acquisition of the Bookit.com assets, NextTrip was afforded access to approximately 250 third-party travel suppliers with previously developed APIs that gave Bookit.com access to these significant travel products. Although the relevant contracts were terminated when Bookit.com was closed during the COVID-19 pandemic, NextTrip acquired all the data, tools and APIs to re-approach such travel providers for a seamless re-launch of previously existing product offerings, which is helping to accelerate NextTrip’s entry into a wide range of markets. It would have been very difficult and costly for NextTrip, as a new and smaller player in the travel industry, to acquire such access, data and APIs to reach such a level of product offerings organically without the Bookit.com acquisition.

We launched our platform in May 2023 with limited listings. Since then, we have scaled by adding strategic product suppliers resulting in over four million hotel properties, vacation rental homes and cruise products, giving NextTrip a comprehensive global leisure travel inventory base.

Travel Products and Services

As with many OTAs or booking engines in the travel industry, a travel booking platform is the technological foundation of the business. NextTrip’s travel-product strategy relies on the NXT2.0 booking engine, whose commercial viability depends on a mix of higher-margin direct contracts and lower-margin, third-party API inventory which broadens the platform’s reach. The Company’s principal objective is to negotiate fixed-base-pricing agreements that confer pricing control and margin optimization; these contracts permit the Company to deploy competitively priced promotions while preserving profitability. Early initiatives have concentrated on hotel and vacation suppliers, including the April 3, 2025 agreement under which NextTrip became the exclusive booking engine for Intimate Hotels of Barbados, a consortium of more than 35 independent properties.

This flexibility affords us the opportunity to run specials on travel offerings that are highly competitive, but we will require additional funding to support comprehensive marketing and awareness campaigns to attract new customers. Until this happens, we are working to target customers with low dollar marketing campaigns in the leisure travel space, as well as pursuing strategic partnerships and specialized travel offerings (e.g. Groups Platform), while maintaining competitiveness within our marketplace through adjustment of pricing.

To supplement and scale its proprietary content, NextTrip has layered in third-party inventory through API integrations, thereby furnishing users with comprehensive, one-stop access to more than four million hotels, vacation rentals, cruises, and activity products worldwide. This phase commenced with the acquisition of BookIt.com and associated access to Expedia’s global hotel database and has since expanded to encompass strategic alliances with Nuitée, Global Distribution Systems, Signature Vacations, and other third-party suppliers. The Company has also strengthened its luxury and cruise offerings through the acquisition of Five Star Alliance, whose curated portfolio of over 5,000 five-star properties and 400,000 monthly site visitors, resulting in an industry coveted 4.9-star Trustpilot rating, helps enhance NextTrip’s technology-driven platform. Collectively, these integrations intend to provide the inventory depth necessary to activate NextTrip’s specialty features, facilitate cross-selling, and establish a scalable foundation for future direct-contract growth. See “Recent Developments – Acquisition of Five Star Alliance” for more details on the transaction.

NextTrip’s offerings include a mixture of direct contracts and third-party API content which span leisure and business travel, alternative lodging, wellness travel, and media solutions, engaging customers throughout their travel journey with both individual and packaged options. Such product offering highlights include:

●	NextTrip Leisure – A robust booking engine providing customized vacation packages, flights, hotels, tours, wellness vacations, cruise and group travel options.

●	NextTrip Luxury & Business – Five Star Alliance provides access to over 5,000 luxury hotel properties worldwide featuring booking, expense reporting, concierge services, and 24/7 support.

●	NextTrip Cruises – a fully integrated cruise booking engine providing access to over 10,000 sailings and 35 cruise partners. Travelers benefit from exclusive pricing, concierge service, and bundled packages that include transfers, pre- and post-cruise stays, and expert travel support.

●	NextTrip Solutions – A suite for product management and white-label solutions, including property management, vacation rentals, and a portal to support travel agents – the Travel Agent Platform.

●	NextTrip Media – Travel Magazine, Journy.tv and Compass.tv offering travelers inspiration and information through articles, videos, and immersive digital experiences. This will include personalized travel content for users to explore and share with friends and family.

2

NXT2.0 Platform Features

Our NXT2.0 travel booking platform at nexttrip.com offers tools for browsing and comparing flights, hotels, tours, cruises and activities. Additionally, we allow travelers to defer payments on select vacation packages with our proprietary PayDlay program. PayDlay allows travelers to purchase travel with a small deposit and make subsequent payments between purchase and the week before travel. Registered NextTrip travelers can manage bookings, receive updates on special offers, and subscribe to newsletters with travel tips and destination highlights. Security is a priority, with rigorous content screening and Payment Card Industry compliance to safeguard customer information. The platform further distinguishes itself through exclusive supplier partnerships that yield preferential rates, targeted promotions, and inventory advantages, while its robust architecture supports complex group bookings—covering conferences, conventions, and destination weddings via a specialized Groups Platform—and equips over 150 beta-testing professionals with a Travel Agent Platform that streamlines multi-passenger reservations.

As NextTrip executes its business model by increasing its inventory base and expanding key partnerships, it plans to launch a series of additional features designed to benefit its users. We intend to further integrate NextTrip’s media features with its booking system, bringing together travel content and itinerary management in one interface. The “My Journy” personalized travel-planning magazine is intended to provide editorial features, destination information, and user-specific offers based on analysis of past searches and bookings. By including this content in the booking process, NXT2.0 aims to turn browsing into bookings more efficiently and give suppliers better opportunities to promote their products. NextTrip also plans to introduce a multi-level Rewards program that gives benefits for repeat bookings, using different channels, and social interactions within the platform. A planned group chat and sharing feature will let families, friends, and corporate groups work together on itinerary changes in real time. These developmental features are designed to encourage customer loyalty and keep users engaged with NXT2.0. An AI-powered travel assistant is in development which is intended to provide recommendations, price alerts and support, offering services usually found in premium travel agencies in a digital format. Following the initial launch of the Travel Agent Platform, NextTrip is continuing development on new tools for travel agents. With new product options like cruises, wellness retreats, and extra experiences, NXT2.0 aims to attract more leisure and business travelers. These updates are intended to boost user engagement, speed up bookings, and increase customer value, while giving NextTrip a competitive edge through technology and personalized data.

NextTrip Integrated Media Solutions

In addition to the key features, robust inventory, and focus on underserved market opportunities like groups and travel agent bookings, a key differentiator benefiting the growth and development of our NXT2.0 booking engine is our media strategy which, when fully integrated with NXT2.0, is intended to offer a comprehensive travel and media ecosystem designed to guide and support consumers throughout their travel experience from inspiration to booking, to travel to sharing the journey on social media.

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NextTrip leverages its media brands—TravelMagazine.com, Compass.tv, and Journy.tv—as strategic tools to generate travel bookings by integrating content, marketing, and booking technology as well as to generate advertising revenues for third-party content. The strategy includes generating content marketing and inspiration, integrating booking opportunities into that content and generating feedback from such advertising data to better target and identify travel interests and intent, which is intended to lead to growing brand trust and authority and future partnerships and opportunities for sponsored advertising content.

By combining engaging travel content with seamless booking technology and targeted marketing, NextTrip’s media brands serve as both inspiration engines and direct booking channels. This holistic approach helps capture travelers at every stage of the decision-making process, ultimately driving more bookings through the NXT2.0 platform and independent advertising revenue.

Key media brands and partnership include:

●	Travel Magazine – TravelMagazine.com is our media hub. It is an online travel publication that provides articles, guides, tips, and inspiration for travelers. Coming soon is “My Bucket List,” a platform where travelers can create and share personalized travel lists, supported by booking features and local insights.

●	Compass.tv and Journy.tv – Compass.tv was launched in Fall 2024, as an AVOD (Advertising-based Video on Demand) platform designed to provide streaming television content, often focusing on live and on-demand programming. Compass.tv offers over 1,200 hours of travel content including key travel influencers with millions of followers. In April 2025, the Company acquired Journy.tv, a Free Ad-Supported Streaming TV (“FAST”) Channel that specializes in travel, adventure, and culture-focused content.

●	Promethean – Promethean is our proprietary interactive video overlay platform which is intended to drive ad revenue and facilitate content-to-commerce integration.

●	Leap Media – In December 2024, NextTrip announced its collaboration with Leap Media Group, a respected leader with over 35 years in TV advertising, media planning and buying, to support the launch of advertising on Compass.tv by delivering branded entertainment content and advertising seamlessly across its platform.

●	Blue Fysh – In February 2025, the Company and Blue Fysh Holdings Inc. (“Blue Fysh”) entered into a share exchange agreement creating minority ownership positions between the entities, as part of their mutual efforts to work together to expand each company’s business opportunities. See “Recent Developments – Blue Fysh Share Exchange” for more details on the transaction.

The strategic partnership between NextTrip and Blue Fysh is intended to focus on:

●	Expanded audience reach integrating NextTrip’s FAST Channel (Compass.tv), media platform (TravelMagazine.com), and travel products platform (NextTrip.com) with Blue Fysh’s expertise in digital OOH solutions throughout North America;

●	Increased advertising revenue by leveraging their combined media assets, to enhance their ability to broaden reach, deployment, and higher expected advertising fees, providing greater value to advertisers and stakeholders;

●	Enhanced sales efforts with NextTrip utilizing Blue Fysh’s strategic sales relationships to contribute advertising sales across NextTrip’s media platforms; and

●	Increased Brand Awareness as a result of Blue Fysh’s media relationships and digital displays to help create flash marketing campaigns to raise awareness of NextTrip and highlight NextTrip’s travel products and services as well as its media properties, Compass.tv, Journy.tv and Travel Magazine.

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Revenue Strategy and Development of an Integrated Travel and Media Ecosystem

NextTrip’s revenue strategy and business model focuses on integrating its Media and Travel divisions, offering users a comprehensive ecosystem designed to guide and support them throughout the travel experience. Presently, NextTrip generates revenue through two core methods: travel bookings and advertising revenue.

Travel Bookings and Related Services

NextTrip, like many OTAs and travel platforms, can generate revenue through a variety of channels. The specific mix depends on the continued development of our platform, execution of our business model, partnerships, and the types of services we offer at any given time.

Product sales are generally structured either: (1) as a set commission on the sale of a travel product whereby the supplier or wholesaler controls the pricing (as is the case with the majority of Five Star Alliance products), or (2) through a direct, negotiated contract between product supplier and the Company (as is the case with the majority NextTrip’s products) which allows the Company to set its own retail pricing based upon market forces and a need to maintain a markup above its fixed cost. Commission-based travel products are generally lower margin than directly negotiated travel products.

The flexibility of directly negotiated contracts affords the Company the opportunity to both run specials that are highly competitive but result in low margins, or to simply adjust pricing to maintain competitiveness within its market. Key factors that affect revenues and profitability include competitive market pressures from other travel suppliers and distributors, variable contract terms, marketing budget to create awareness, and seasonality.

Leisure travel bookings currently generate the majority of our nominal revenues. This includes the sale of travel products such as airline tickets, hotel rooms, and cruises as well as travel services such as travel insurance and ground activities. While we believe this revenue can be accelerated with an enhanced marketing budget, management has largely focused on supplements to its travel offerings by including travel technology products such as our Travel Agent and Groups Platforms.

Additionally, offering concierge-level customer support, trip planning assistance or other premium features can provide peace of mind and added convenience and may result in premium service fees added to the cost of booking, which represents direct revenue for NextTrip.

Advertising

The Company is building its own media and advertising ecosystem through Travel Magazine, Journy.tv and Compass.tv. These media platforms are designed to allow users to explore and educate themselves on travel. The revenue strategy in the media division is two-pronged: (1) as the number of viewers/users grows, it drives the advertising rates the Company can charge third-parties to promote travel products and services to our audience and (2) outside of the direct advertising dollars generated from our media platforms which are expected to become a key driver of higher margin revenue than those earned from travel product sales, but as the audience grows it will provide additional opportunities for NextTrip to promote its own travel offerings to highly targeted viewers, thus lessening the need for spending significant marketing dollars through other mediums to attract consumers.

To drive this initiative, the Company has entered into partnerships with Travel Spike and Leap Media Group, respected leaders in the travel category with decades of experience in TV advertising, media planning and buying. Compass.tv is now equipped to deliver branded entertainment content and advertising seamlessly across its platform, supported by targeted media strategy designed to optimize revenue well delivering high quality content to travel enthusiasts.

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Development of Integrated Revenue Model – Strategy and Current Status

As the Company is still in the developmental phase of its commercial operations and has thus far realized only nominal revenues, the successful execution of our business strategy is predicated upon our capacity to broaden and deepen our supplier base, cultivate and maintain a robust customer network, and obtain adequate financing to underwrite our marketing initiatives and continued product development. There can be no assurance that we will be able to accomplish any of these objectives.

NextTrip is in the early stages of development and roll out of its comprehensive travel and media model. While the products introduced to date (See above “NXT2.0 Platform Features – Existing Features”) are now functional and responsible for the current, nominal revenue generation of the Company, the corresponding revenue streams are currently both small and unpredictable relative to the established travel industry leaders.

While our core marketing initiatives have been handicapped due to budget constraints, we have undertaken limited promotions focused on higher margin products, in sought after vacation regions like Mexico and the Caribbean. Recognizing these marketing budget restraints, we focused our efforts on expanding our product offering globally with major suppliers, including Expedia and Nuitée, among others. Management believes this was a critical step to allow for the launch and promotion of specialty travel services like NextTrip’s Groups Platform (i.e. destination weddings, conferences and conventions), NextTrip Travel Agents Platform and business-focused travel offerings. These types of programs require unique technologies, broad global inventory offerings, and specialized servicing. Key to this development is the fact that the platforms fall outside of the typical OTA business model, thereby justifying the supply of travel products from large OTAs, which in turn supports our platforms while being mutually beneficial to both parties.

Our ability to capitalize on existing travel technology platforms is severely restricted due to the lack of funding to drive marketing programs. Enhancements to the existing platforms along with the introduction of new programs under development (See above “NXT2.0 Platform Features – Features in Development”) are needed to complete the model. The timeline to complete these programs is dependent upon our ability to raise capital; however, we believe that most programs can be delivered within 180 days of obtaining such necessary funding. Once fully functioning, we believe the model will deliver accelerated growth as its “conversion technology” focuses on underserved areas in the travel sector utilizing platforms (i.e. PayDlay, Groups bookings and Travel Agents) that are not well serviced by the major travel industry leaders. Additionally, we have introduced engagement and media solutions (i.e. Journy.tv, Compass.tv and Travel Magazine), allowing users to better plan future travel. We believe a natural extension of providing users with media solutions to assist with travel planning will further the development and growth of a NextTrip ecosystem. This ecosystem is expected to assist NextTrip in reducing external marketing expenditures while creating a new revenue channel from targeted and timely advertising designed to assist users in their travel planning. Upon completion of the NextTrip model, the Company expects to drive revenues from travel solutions outside of the focus of major travel competitors as highlighted in the table above.

The Company is also engaging Save Your Day Films, a London-based production company celebrated globally for award-winning factual programming and captivating travel content, as an in-house production partner to deliver exclusive content as part of Media strategy, driving traffic, cross-promotional opportunities and licensing revenues.

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Organizational History

Reverse Acquisition of NextTrip Holdings

On October 12, 2023, the Company (formerly known as Sigma Additive Solutions, Inc.) entered into a Share Exchange Agreement with NextTrip Holdings, Inc. (“NTH”), NextTrip Group, LLC (“NTG”) and William Kerby (the “NTH Representative”), pursuant to which the Company acquired NTH (the “NextTrip Acquisition”) in exchange for shares of our common stock, which we refer to as the Exchange Shares. The NextTrip Acquisition was consummated on December 29, 2023. As a result, NTH became a wholly owned subsidiary of the Company.

Upon the closing of the NextTrip Acquisition, the shareholders of NTG (collectively, the “NTG Sellers”), were issued a number of Exchange Shares equal to 19.99%, or 156,007 shares, of our issued and outstanding shares of common stock immediately prior to the closing. Under the Share Exchange Agreement, the NTG Sellers were entitled to receive additional shares of our common stock, referred to as the Contingent Shares, subject to NTH’s achievement of future business milestones (the “Milestone Events”) specified in the Share Exchange Agreement as follows:

Milestone Event	Date Earned	Contingent Shares	Status as of the date of this Prospectus
Launch of NTH’s leisure travel booking platform by either (i) achieving $1,000,000 in cumulative sales under its historical “phase 1” business, or (ii) commencement of its marketing program under its enhanced “phase 2” business.	As of a date six months after the closing date	1,450,000 Contingent Shares	Achieved. Marketing program under “phase 2” has commenced.

Launch of NTH’s group travel booking platform and signing of at least five (5) entities to use the Groups Platform.	As of a date nine months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares	Achieved. Five groups have been contracted to use the Groups Platform.

Launch of NTH’s Travel Agent Platform and signing up of at least 100 travel agents to the platform (which calculation includes individual agents of an agency that signs up on behalf of multiple agents).	As of a date 12 months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares	Achieved. The company has signed up more than 175 travel agents to its Travel Agent Platform.

Commercial launch of PayDlay technology in the NXT2.0 system.	As of a date 15 months after the closing date (or earlier date six months after the closing date)	1,650,000 Contingent Shares, less the Exchange Shares issued at the closing of the Acquisition	Achieved. PayDlay has been commercially launched.

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Alternatively, independent of the aforementioned milestones, for each month during the fifteen month period following the closing date in which $1,000,000 or more in gross travel bookings were generated by the combined company, to the extent not previously issued, the Contingent Shares would be issuable up to the maximum Contingent Shares issuable under the Share Exchange Agreement.

The Contingent Shares, together with the shares of our common stock issued at the closing, was not to exceed 6,000,000 shares of our common stock, or approximately 90.2% of our issued and outstanding shares of common stock immediately prior to closing.

In connection with the NextTrip Acquisition, the Company and Nasdaq determined that the issuance of Contingent Shares upon achievement of any one of the Milestone Events would result in a change in control of the Company under Nasdaq Listing Rule 5635(a). Pursuant to Nasdaq Listing Rule 5110(a), the Company was required to submit an initial listing application with Nasdaq and to obtain Nasdaq approval of the initial listing application prior to the issuance of the Contingent Shares; failure to obtain such approval in advance of the Contingent Share issuance would have resulted in Nasdaq issuing the Company a delisting determination and commencing delisting proceedings with respect to its common stock.

Pursuant to Section 2.3(b)(vi) of the Share Exchange Agreement, whether a Milestone Event is met and the Contingent Shares are issuable under Section 2.3 is to be determined by the Company and NTH on a mutually agreeable date (each a “Milestone Payment Determination Date”) no later than thirty (30) days following notice by NTH to the Company that such Milestone Event has been met. If Contingent Shares are determined to be issuable under this Section, the Company is required to issue such additional Contingent Shares within 60 days following each Milestone Payment Determination Date.

As of December 9, 2024, no Contingent Shares had been issued despite neither party disputing that, at such time, 3 of the 4 milestones had been met. This was a result of delays with the Company’s Form S-1 registration statement and the Company’s pending initial listing application with Nasdaq (the “Regulatory Delays”) pursuant to Nasdaq Listing Rule 5110(a). NTH had not sent formal notice to the Company at such time but expressed an intent to do so in the near future.

As a result, on December 9, 2024, the Company and NTH entered into that certain Forbearance Agreement, whereby NTH agreed to forbear from issuing the Milestone Payment Determination Date notice until January 31, 2025 or earlier in the event of a default (the “Forbearance Expiration Date”) in exchange for an agreement by the Company that, if such Nasdaq initial listing application is not approved by such date that, (i) all such earned Contingent Shares will be issued withing five (5) business days of the Forbearance Expiration Date and (ii) all such board appointment rights will be exercised and such members will be approved within five (5) business days of the Forbearance Expiration Date. On January 31, 2025, the Nasdaq initial listing application was not yet approved and the parties entered into Amendment No. 1 to Forbearance Agreement to extend the Forbearance Expiration Date to March 31, 2025.

On March 25, 2025, the Company received a letter from Nasdaq notifying the Company that it had approved the Company’s initial listing application in connection with the issuance of the Contingent Shares. On March 26, 2025, the Company issued the NTG Sellers an aggregate of 4,393,993 of the Contingent Shares in satisfaction of the Company’s obligations under the Share Exchange Agreement. As a result of Nasdaq’s approval of our initial listing application, the issuance of the Contingent Shares was completed in compliance with Nasdaq Listing Rule 5110(a) and the Company’s shares of common stock continue to trade on the Nasdaq Capital Market under the symbol “NTRP.”

On May 5, 2025, as a result of the achievement of the fourth and final business milestone, the remaining 1,450,000 Contingent Shares were issued to the NTG Sellers. No additional shares are issuable pursuant to the Share Exchange Agreement as of the date of this Annual Report.

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In July 2025, Mr. Kerby, in his capacity as the NTH Representative, informed the Company of his election to exercise the Board Appointment Rights pursuant to the Share Exchange Agreement and designated Stephen Kircher, Jimmy Byrd, Carmen Diges and David Jiang (collectively, the “NTH Appointees”) as the individuals to replace the continuing legacy Sigma directors. On July 14, 2025, the Board appointed the NTH Appointees as directors of the Company, in each case effective July 28, 2025, at which time Salvatore Battinelli, Jacob Brunsberg, Dennis Duitch and Kent Summers will resign as directors of the Company.

On July 14, 2025, the Board also adopted a resolution to increase the size of the board from five to seven members, in accordance with Article III, Section 1 of the Company’s Amended and Restated Bylaws, as amended, and appointed William Kerby, the Company’s Chief Executive Officer, and Andy Kaplan as directors to fill the two newly created vacancies, in each case effective July 17, 2025.

As a result of the foregoing, the Board Appointment Rights provided in the Transaction Documents related to the Milestone Events have been exercised. See “Risk Factors – We may be deemed in default of our Share Exchange Agreement with NextTrip Holdings (NTH) which would put us at risk of potential claims” for more details on the risks associated with the Forbearance Agreement.

Historical Monaker Group Business

NextTrip’s travel business was the principal business of NextPlay Technologies, Inc. (then, Monaker Group, Inc. (“Monaker”)) until June 30, 2020, when Monaker entered into a share exchange transaction with HotPlay Enterprise Limited (“HotPlay”), resulting in HotPlay becoming a wholly owned subsidiary of Monaker and HotPlay’s business becoming the principal business of Monaker. Prior to this share exchange, the primary focus of Monaker had been its travel business, which included the sale of vacation rentals, and in particular, alternative lodging rentals (“ALRs”), to consumers through its proprietary booking engine. To support its travel offerings, Monaker introduced travelmagazine.com, featuring travel and lifestyle content to appeal to travelers researching destinations and planning future vacations. In January 2023, NextPlay spun the NextTrip business out to its founders to separate it from NextPlay’s primary business. This resulted in NTG operating the NextTrip business, which was held in its wholly-owned subsidiary, NTH.

Acquisition of Bookit.com Asset

Following NTH’s separation from NextPlay, NTH acquired a travel platform, Bookit.com, in June 2022 to help power NTH’s proprietary NXT2.0 booking technology. Pursuant to the terms of its asset purchase agreement, in exchange for a cash payment of $600,000, NTH acquired the Bookit.com booking engine, customer lists, all content associated to hotel and destination product in the booking engine, including pictures, hotel descriptions, restaurant descriptions, room descriptions, amenity descriptions, and destination information, and source code related thereto (the “Purchased Assets”). The Purchased Assets included: (i) all permits and licenses related to the purchased assets; (ii) all contracts and agreements of Bookit.com (the “Assumed Contracts”); and (iii) any goodwill related to the Purchased Assets. Further to the APA, NTH agreed to assume any obligation or liability of Bookit.com, and any related claims, whether asserted prior to or following the Purchased Assets, with the exception of: (i) all tax obligations and liabilities of any nature arising in connection with or related to Bookit.com and/or the Purchased Assets prior to the closing date, and (ii) any post-closing payment or performance obligations arising under the Assumed Contracts.

Recent Developments

Acquisition of Five Star Alliance

On February 6, 2025, the Company entered into a Membership Interest Purchase Agreement (the “FSA Purchase Agreement”) with FSA Travel, LLC (“FSA”), John McMahon, as Majority Member, and the other members of FSA included on the signature page thereto (Mr. McMahon together with such other members, collectively the “FSA Members”). Pursuant to the FSA Purchase Agreement, on February 10, 2025 (the “Initial Closing Date”), the Company purchased 9,608 membership units of FSA (equal to a 49% ownership stake in FSA immediately after closing) (the “Initial Interests”) in exchange for the Company’s (i) payment of $500,000 in cash and (ii) issuance of 161,291 shares of newly designated Series O Nonvoting Convertible Preferred Stock of the Company (“Series O Preferred”) to FSA. In connection with, and as a condition to, the Initial Closing, the Company entered into employment agreements with Mr. McMahon and Courtney May, each of whom became employees of the Company as of the Initial Closing Date.

In addition, subject to satisfaction of the conditions discussed below, the FSA Purchase Agreement provided the Company with an option (the “Option”), in its sole discretion, to purchase the remaining 51% of the membership units from the FSA Members within 60 days of the Initial Closing Date (the “Final Closing Date”), in exchange for (i) the payment by the Company to the FSA Members of an aggregate of $500,000 in cash and (ii) the issuance of an aggregate of 161,291 shares of Series O Preferred to the FSA Members (the “Final Closing”). The Company’s Option was subject to, and contingent upon, satisfaction of the following conditions: (i) the continued employment of Mr. McMahon and Ms. May by the Company, subject to limited exceptions, (ii) the completion of a $2,000,000 capital raise by the Company, and (iii) the continued operation of FSA by FSA’s existing management until the Final Closing Date.

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On April 9, 2025 (the “Final Closing Date”), upon FSA’s agreement to waive the capital raise condition to closing, the Company exercised the Option and, in satisfaction of its obligations under the Purchase Agreement in connection with the Final Closing, the Company paid the FSA Members an aggregate of $500,000 in cash and issued the FSA Members an aggregate of 161,291 shares of Series O Preferred. As a result, as of the Final Closing Date, the Company acquired the remaining 51% of the membership units in FSA and FSA became a wholly owned subsidiary of the Company.

In addition to the above consideration, the FSA Purchase Agreement provided that the Company shall make additional payments to the FSA Members upon achievement of certain milestones, as follows:

1.	The payment of $100,000 in cash and the issuance of 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings of Travel Products for five groups by FSA, the commissions to FSA for which are scheduled to be collected after the Final Closing;
2.	The payment of $100,000 in cash and the issuance of 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings of cruise related Travel Products, the gross cumulative cost of which to the customers is greater than or equal to $25,000 and the commissions for which are scheduled to collected after the Final Closing;
3.	The payment of $100,000 in cash and issuance of 32,258 shares of Series O Preferred at such time as FSA shall deliver all necessary passcodes to allow NextTrip full remote access to the FSA booking engine for use by NextTrip; and
4.	The payment of $100,000 in cash and issuance 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings for Travel Products, the cumulative gross cost of which to the customers is greater than or equal to $1 million and the commissions for which are scheduled to be collected after the Final Closing.

On April 28, 2025, the parties determined that each of the foregoing milestones had been achieved, and in satisfaction of its obligations under the FSA Purchase Agreement, the Company paid the FSA Members an aggregate of $400,000 in cash and issued the FSA Members an aggregate of 120,967 shares of Series O Preferred.

Blue Fysh Share Exchange

On February 24, 2025, the Company and Blue Fysh entered into a share exchange agreement (the “BF Share Exchange Agreement”) whereby Blue Fysh agreed to issue 82 restricted shares of its common stock to the Company, representing a ten percent (10%) interest in Blue Fysh, in exchange for 483,000 restricted shares of Series N Nonvoting Convertible Preferred Stock (the “Series N Preferred”) of the Company at an issuance price of $5.00 per share (the “BF Share Exchange”). The BF Share Exchange closed on February 28, 2025. The parties entered into the BF Share Exchange Agreement, creating minority ownership positions between the entities, as part of their mutual efforts to work together to expand each company’s business opportunities.

Journy.tv Asset Purchase

On April 1, 2025, the Company entered into an asset purchase agreement (the “Journy.tv Purchase Agreement”) with Ovation LLC (“Ovation”), pursuant to which the Company purchased assets, including without limitation trademarks, domains, apps and certain agreements, and assumed certain liabilities related to Ovation’s Journy.tv business (the “Journy.tv Acquisition”). The Journy.tv Acquisition closed on April 1, 2025.

Pursuant to the Journy.tv Purchase Agreement, as consideration for the Journy.tv Acquisition, the Company paid Ovation $300,000 in cash at closing and issued Ovation 20,000 restricted shares of Company common stock.

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In connection with the Journy.tv Acquisition, on April 1, 2025, the Company and Ovation also entered into a License Agreement (the “License Agreement”), pursuant to which Ovation granted the Company the non-exclusive right, throughout the territories and for the term set forth therein, to exhibit, promote, market, advertise, publicize and/or otherwise exploit the programs listed in the License Agreement in the media of (i) FAST via the Journy.tv Channel and (ii) Video On Demand via the Journy.tv Channel. Pursuant to the License Agreement, Ovation shall not license any unaffiliated third party the right to exhibit certain of the programs subject to the License Agreement, and shall not use certain of the programs subject to the License Agreement on its owned or operating streaming platforms (subject to certain exceptions). As consideration for the rights granted under the License Agreement, the Company agreed to pay Ovation an aggregate non-refundable license fee of $336,801, as follows:

Payment Date	Amount
April 30, 2025	$47,709
July 31, 2025	$59,709
October 31, 2025	$47,709
January 31, 2026	$22,709
April 30, 2026	$22,709
July 31, 2026	$22,709
October 31, 2026	$22,709
January 31, 2027	$22,709
April 30, 2027	$22,709
July 31, 2027	$22,709
October 31, 2027	$22,709

Strategic Partnership with Intimate Hotels of Barbados (IHB)

On April 3, 2025, NextTrip entered into a strategic partnership with IHB, a collection of over 35 independent hotels and vacation rentals. NextTrip will serve as the official booking engine for IHB, providing a fully integrated travel portal and customized packaging tools directly on the IHB website.

NextTrip Cruise Launches, Offering Seamless Cruise Booking Experience

On March 27, 2025, NextTrip unveiled NextTrip Cruise, a fully integrated cruise booking engine providing access to over 10,000 sailings and 35 cruise partners. Travelers benefit from exclusive pricing, concierge service, and bundled packages that include transfers, pre- and post-cruise stays, and expert travel support.

Corporate Information

We were incorporated as Messidor Limited in Nevada on December 23, 1985, and changed our name to Framewaves Inc. in 2001. On September 27, 2010, we changed our name to Sigma Labs, Inc. On May 17, 2022, we began doing business as Sigma Additive Solutions, and on August 9, 2022, changed our name to Sigma Additive Solutions, Inc. On March 13, 2024, we changed our name to NextTrip, Inc.

Our principal executive offices are located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, and our telephone number is (954) 526-9688. Our website address is www.nexttrip.com. Unless expressly noted, none of the information on our corporate website is part of this prospectus or any prospectus supplement.

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THE OFFERING

Shares offered by the selling stockholders	Up to an aggregate of 591,883 shares of our common stock, which consists of (i) 148,168 shares of common stock that we may sell and issue to Alumni from time to time pursuant to the Alumni Purchase Agreement; (ii) the 32,786 Initial Commitment Shares issued to Alumni; (iii) 176,774 shares of common stock issuable upon exercise of the Alumni Warrants; and (iv) 234,155 shares issuable upon exercise of April 2020 Warrants.

Common stock outstanding prior to this offering	7,850,603 shares of common stock (includes the 32,786 Initial Commitment Shares which have been issued to Alumni).

Common stock to be outstanding after this offering	8,409,700 shares of common stock.

Use of proceeds	The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the sales, if any, of shares of our common stock to Alumni under the Alumni Purchase Agreement and, upon any selling stockholder’s exercise of the Warrants by payment of cash, we will receive the exercise price of the Warrants. We cannot predict the number or value of the shares that we will sell to Alumni pursuant to the Alumni Purchase Agreement or if, when and in what amounts the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised or may be exercised via cashless exercise, in which case we would not receive any cash proceeds. Any proceeds we receive are expected to be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. You should read the “Risk Factors” section of this prospectus beginning on page 14 and the other information included or incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Market symbol and trading	Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “NTRP.”

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CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus may contain certain “forward-looking” statements as such term is defined by the SEC in its rules, regulations and releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainties related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the Company and its subsidiaries, volatility of our stock price, and any other factors discussed in this and other registrant filings with the SEC.

These risks and uncertainties and other factors include, but are not limited to those set forth under “Risk Factors” of this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward- looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

This prospectus contains forward-looking statements, including statements regarding, among other things:

●	our anticipated needs for working capital;

●	our ability to secure additional financing;

●	our ability to sell shares of our common stock to Alumni pursuant to the terms of the Alumni Purchase Agreement, and in accordance with applicable Nasdaq rules, and our ability to register and maintain the registration of the shares issued and issuable thereunder;

●	the potential exercise of warrants held by the selling stockholders;

●	our ability to continue as a going concern;

●	we have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future;

●	regulatory or legal developments in the United States and other countries;

●	the level of expenses related to our product development and operations;

●	our efforts to expand our products and our business; and

●	our ability to maintain compliance with the listing requirements of the Nasdaq Capital Market.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as those described under “Risk Factors” contained in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors included in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K following the most recent Annual Report on Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to invest in our securities. The occurrence of any of the events or developments described below and in our filings with the SEC could harm our business, financial condition, operating results, and/or growth prospects.

The risks described below and in our filings with the SEC are not the only ones facing us. Our business is also subject to the risks that affect many other companies, such as competition, labor relations, general economic conditions, inflation, supply chain constraints, geopolitical changes, and international operations. We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations and our liquidity. The risks described below and in our filings with the SEC could cause our actual results to differ materially from those contained in the forward-looking statements we have made in this prospectus, the information incorporated herein by reference, and those forward-looking statements we may make from time to time. You should understand that it is not possible to predict or identify all such factors. This prospectus is qualified in its entirety by these risk factors.

It is not possible to predict the actual number of shares we will sell to Alumni under the Alumni Purchase Agreement, or the actual gross proceeds resulting from those sales.

Alumni Capital has committed to purchase up to $10.0 million of shares of our common stock, subject to certain limitations and conditions set forth in the Alumni Purchase Agreement. The shares of our common stock that may be issued under the Alumni Purchase Agreement may be sold by us to Alumni at our discretion from time to time throughout the term of the agreement. We generally have the right to control the timing and amount of any sales of our shares of common stock to Alumni under the Alumni Purchase Agreement. Sales of our common stock, if any, to Alumni under the Alumni Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Alumni all, some or none of the shares of our common stock that may be available for us to sell to Alumni pursuant to the Alumni Purchase Agreement.

Because the per share purchase price that Alumni will pay for shares of our common stock in any transaction that we may elect to effect pursuant to the Alumni Purchase Agreement will be equal to the lowest traded price of our common stock during the five business days prior a closing date multiplied by eighty nine percent, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to Alumni under the Alumni Purchase Agreement, the purchase price per share that Alumni will pay for shares purchased from us under the Alumni Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Alumni under the Alumni Purchase Agreement.

Additionally, although the Alumni Purchase Agreement provides that we may sell up to an aggregate of $10.0 million shares of our common stock to Alumni, only 148,168 shares of our common stock issuable pursuant to the Alumni Purchase Agreement are being registered under the Securities Act for resale by Alumni under the registration statement that includes this prospectus. In order to utilize the full value of the Alumni Purchase Agreement, we must first obtain stockholder approval to issue shares of common stock in excess of the Alumni Exchange Cap under the Alumni Purchase Agreement in accordance with applicable Nasdaq rules.

If it becomes necessary for us to issue and sell to Alumni under the Alumni Purchase Agreement more than the 148,168 shares of our common stock being registered for resale by Alumni under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to $10.0 million under the Alumni Purchase Agreement, we must first file with the SEC one or more additional registration statements to register any such additional shares of our common stock we wish to sell to Alumni from time to time under the Alumni Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Alumni under the Alumni Purchase Agreement.

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The terms of the Alumni Purchase Agreement limit the amount of shares we may issue to the Alumni, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Alumni Purchase Agreement includes restrictions on our ability to sell shares of our common stock to Alumni, including, the Alumni Exchange Cap and, subject to specified limitations, if a sale would cause Alumni to beneficially own more than 4.99% of our issued and outstanding shares of common stock. Accordingly, we cannot guarantee that we will be able to sell the full number of shares that Alumni has committed to purchase, if any. If we cannot sell the full amount of shares that Alumni has committed to purchase under the Alumni Purchase Agreement because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position.

Investors who buy shares at different times will likely pay different prices.

The selling stockholders that hold Warrants will have discretion as to whether and when they exercise their Warrants, as well as if, when and at what price they resell the shares of common stock registered hereby that are underlying such Warrants. Additionally, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Alumni pursuant to the Alumni Purchase Agreement. If and when we do elect to sell shares of our common stock to Alumni pursuant to the Alumni Purchase Agreement, after Alumni has acquired such shares, Alumni may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the selling stockholders in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the selling stockholders in this offering as a result of future sales made by the selling stockholders to purchasers or by us to Alumni at prices lower than the prices such investors paid for their shares in this offering.

The sale of a substantial number of shares of our common stock by the selling stockholders may cause the price of our common stock to decline.

We are registering for resale by the selling stockholders up to 591,883 shares of our common stock. If the selling stockholders sell, or the market perceives that the selling stockholders intend to sell, a substantial number of shares of our common stock in the public market, the price of our common stock may decline. The shares of common stock offered under this prospectus represent a significant number of shares in comparison to the number of shares of our common stock currently outstanding, and if sold in the market all at once or at approximately the same time, could depress the market price of our common stock. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Alumni pursuant to the Alumni Purchase Agreement and the proceeds received in connection with cash exercises of the Warrants by the selling stockholders, if any, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. However, we will receive proceeds from the sales, if any, of shares of our common stock to Alumni under the Alumni Purchase Agreement and, upon any selling stockholder’s exercise of the Warrants by payment of cash, we will receive the exercise price of the Warrants. Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Alumni pursuant to the Alumni Purchase Agreement and from the exercise of Warrants by the selling stockholders, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You may experience additional dilution as a result of future equity offerings.

In order to raise additional capital, we may sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be lower than the price per share that you purchase the shares of common stock being offered hereunder by the selling stockholders.

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We may be deemed in default of our Share Exchange Agreement with NextTrip Holdings (“NTH”), which would put us at risk of potential claims.

On October 13, 2023, the Company entered into the Share Exchange Agreement with NTH, NTG and NTH Representative, pursuant to which, amongst other things, we agreed to acquire NTH in exchange for shares of our common stock, consisting of certain shares at closing (“Closing Shares”) and the remaining shares issuable upon certain business milestones (the “Milestone Shares,” and together with the Closing Shares, the “Exchange Shares”).

Pursuant to Section 2.3(b)(vi) of the Share Exchange Agreement, whether a Milestone Event is met and the Contingent Shares are issuable under Section 2.3 is to be determined by the Company and NTH on a mutually agreeable date (each a “Milestone Payment Determination Date”) no later than thirty (30) days following notice by NTH to the Company that such Milestone Event has been met. If Contingent Shares are determined to be issuable under this Section, the Company is required to issue such additional Contingent Shares within 60 days following each Milestone Payment Determination Date.

As of December 9, 2024, no Contingent Shares had been issued despite neither party disputing that, at such time, 3 of the 4 milestones had been met. This was a result of delays with the Company’s Form S-1 registration statement and the Company’s initial listing application with Nasdaq (the “Regulatory Delays”). NTH had not sent formal notice to the Company at such time but expressed an intent to do so in the near future.

As a result, on December 9, 2024, the Company and NTH entered into that certain Forbearance Agreement, whereby NTH agreed to forbear from issuing the Milestone Payment Determination Date notice until January 31, 2025 or earlier in the event of a default (the “Forbearance Expiration Date”) in exchange for an agreement by the Company that, if such Nasdaq initial listing application is not approved by such date that, (i) all such earned Contingent Shares will be issued withing five (5) business days of the Forbearance Expiration Date and (ii) all such Board Appointment Rights will be exercised and such members will be approved within five (5) business days of the Forbearance Expiration Date. On January 31, 2025, the parties entered into Amendment No. 1 to Forbearance Agreement to extend the Forbearance Expiration Date to March 31, 2025.

The Contingent Shares covering three of the four Milestone Events were ultimately issued on March 26, 2025, prior to the Forbearance Expiration Date, and after the Company received notice from Nasdaq, on March 25, 2025, that Nasdaq has approved the Company’s initial listing application. On May 5, 2025, the Company issued an aggregate of 1,450,000 Contingent Shares to the NTG Sellers in satisfaction of its obligation to issue Contingent Shares upon achievement of the fourth and final Milestone Event under the Share Exchange Agreement.

Notwithstanding the issuance of all the Exchange Shares as provided in under the Share Exchange Agreement and the related Forbearance Agreement, as amended (together, the “Transaction Documents”), the Board Appointment Rights provided in the Transaction Documents related to the Milestone Events were not exercised within five (5) business days of the Forbearance Expiration Date, as the Company was still continuing to work with the NTG Sellers to review and approve such board appointments.

In July 2025, Mr. Kerby, in his capacity as the NTH Representative, informed the Company of his election to exercise the Board Appointment Rights pursuant to the Share Exchange Agreement and designated Stephen Kircher, Jimmy Byrd, Carmen Diges and David Jiang as the individuals to replace the continuing legacy Sigma directors. On July 14, 2025, the Board appointed the NTH Appointees as directors of the Company, in each case effective July 28, 2025, at which time Salvatore Battinelli, Jacob Brunsberg, Dennis Duitch and Kent Summers will resign as directors of the Company.

As a result of the foregoing, the Company may be deemed to be in default under the Transaction Documents due to its failure to timely satisfy certain post-closing obligations, including the Board Appointment Rights. Although the Company has now issued all the Exchange Shares (including all Milestones Shares) under the Share Exchange Agreement and the NTH Appointees have been appointed to the Board, the delays exceeded certain time periods for performance under the Transaction Documents. As such, there is no assurance that this or any other action will be deemed an adequate cure of all past or future breaches, and the counterparties could assert additional claims or seek remedies, including monetary damages, additional equity, or other concessions that could adversely affect our business, financial condition, results of operations, and cash flows. Any dispute over our performance could result in costly and protracted litigation or arbitration, divert management attention, and create uncertainty with customers, suppliers, employees, and capital-raising counterparties. As a result, any failure, or alleged failure, to perform under the Transaction Documents could have a material adverse effect on our business, prospects, financial condition, and results of operations, and the value of your investment could decline.

16

THE SELLING STOCKHOLDER TRANSACTIONS

The following provides a summary of the transactions entered into with the selling stockholders pursuant to which they received, or are entitled to receive, the shares of our common stock being registered hereby for resale by the selling stockholders. The following summaries of such transactions do not purport to be complete and are subject to, and qualified in their entirety by, the forms of transaction documents entered into in connection with such transactions, which are filed as exhibits to the registration statement of which this prospectus is a part and which are incorporated herein by reference. You should carefully read this entire prospectus, including the information incorporated herein by reference.

April 2020 Private Placement

On April 2, 2020, the Company entered into a securities purchase agreement with certain institutional investors, including Iroquois MF and Iroquois CIG (each of whom are listed as selling stockholders in this prospectus), pursuant to which the Company sold and issued an aggregate of 25,773 units, consisting of (i) 24,651 shares of Company common stock and pre-funded warrants to purchase up to 1,122 shares of Company common stock in a public offering pursuant to its effective registration statement on Form S-3 (File No. 333-225377); and (ii) Series A Warrants to purchase up to purchase up to 25,773 shares of Company common stock in a concurrent private placement, at a purchase price of $58.40 per unit (the “April 2020 Private Placement”).

Each pre-funded warrant was immediately exercisable on the date of issuance, expires five years from the date of issuance and had an unpaid exercise price of $0.02 per share of common stock. The pre-funded warrants could be exercised for cash or on a cashless basis. All of the pre-funded warrants have been exercised in full.

Each Series A Warrant is exercisable commencing on the six month and one day anniversary of the issuance date (the “Initial Exercise Date”), expires five years from the Initial Exercise Date and had an initial exercise price of $55.64 per share. The Series A Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the Series A Warrants, the Series A Warrants may be exercised on a cashless basis.

Each holder of Series A Warrants will be prohibited, subject to certain exceptions, from exercising the Series A Warrants for shares of our common stock to the extent that immediately prior to or after giving effect to such exercise, the holder, together with its affiliates and other attribution parties, would own more than 4.99% or 9.99% (which percentage was elected at each holder’s discretion prior to the issuance of the Series A Warrants) of the total number of shares of our common stock then issued and outstanding, which percentage may be changed at the holders’ election to a higher or lower percentage not in excess of 9.99% upon 61 days’ notice to the Company subject to the terms of the Series A Warrants.

The exercise price of the Series A Warrants, and the number or shares issuable upon exercise of the Series A Warrants, are subject to adjustment in the event of a stock split, reverse stock split and similar events. In the event we sell or issue common stock or common stock equivalents at an effective price less than the exercise price of the Series A Warrants, the exercise price of the Series A Warrants will be reduced on a full-ratchet basis to such effective price and the number of shares of common stock issuable on exercise of the Series A Warrants will be increased such that the number of shares issuable on exercise of the Series A Warrants will equal the quotient obtained by dividing the total exercise price of the Series A Warrants by such reduced exercise price. As a result of these provisions, in January 2023, the exercise price of the Series A Warrants was reduced from $50.00 per share to $11.60 per share as a result of our grant of stock options at an exercise price of $11.60 per share and the number of shares of our common stock issuable upon exercise of the Series A Warrants increased from 19,123 to 82,419. In September of 2023, the exercise price of the Series A Warrants was reduced from $11.60 per share to $6.00 per share as a result our sale of common shares at $6.00 per share and the number of shares of our common stock issuable upon exercise of the Series A Warrants increased from 82,419 to 159,342. In January of 2024, the exercise price of the Series A Warrants was reduced from $6.00 per share to $3.62 per share as a result our issuance of shares of convertible preferred stock at $3.62 per share and the number of shares of our common stock issuable upon exercise of the Series A Warrants increased from 159,342 to 264,103. In February of 2024, the exercise price of the Series A Warrants was reduced from $3.62 per share to $3.02 per share as a result our sale of shares of convertible preferred stock at $3.02 per share and the number of shares of our common stock issuable upon exercise of the Series A Warrants increased from 264,103 to 316,574 shares.

The shares of common stock issuable to Iroquois MF and Iroquois CIG upon exercise of Iroquois Warrants that are registered hereby became issuable under the Series A Warrants held by Iroquois MF and Iroquois CIG by reason of the anti-dilution provisions discussed above.

Additional information with respect to the April 2020 Private Placement and the Iroquois Warrants is contained in this prospectus under the heading “Selling Stockholders” and in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2020.

17

Alumni Capital Common Stock Securities Purchase Agreement

On September 19, 2024, the Company and Alumni entered into the Alumni Purchase Agreement, pursuant to which the Company has the right, but not the obligation to cause Alumni to purchase up to $10 million shares of Company common stock (the “Commitment Amount”) at the Purchase Price (defined below) during the period beginning on the execution date of the Alumni Purchase Agreement and ending on the earlier of (i) the date on which Alumni has purchased $10 million shares of common stock pursuant to the Alumni Purchase Agreement or (ii) December 31, 2025.

Pursuant to the Alumni Purchase Agreement, the “Purchase Price” means the lowest traded price of Company common stock during the five business days prior a closing date multiplied by eighty nine percent. They Company may not issue Alumni a purchase notice under the Alumni Purchase Agreement without an effective registration statement and no purchase notice will be in an amount greater than $500,000, which may be waived up to $5,000,000 upon mutual agreement between the Company and Alumni.

The Alumni Purchase Agreement provides that the number of shares of our common stock to be sold to Alumni will not exceed the number of shares that, when aggregated together with all other shares of our common stock which Alumni is deemed to beneficially own, would result in it owning more than 4.99% of our outstanding common stock or, until stockholder approval is obtained, would (together with other securities issued to Alumni on September 19, 2024) exceed 19.99% of our outstanding shares of common stock as of September 19, 2024 (the “Alumni Exchange Cap”). In order to utilize the full value of the Alumni Purchase Agreement, we must first obtain stockholder approval to issue shares of common stock in excess of the Alumni Exchange Cap under the Alumni Purchase Agreement in accordance with applicable Nasdaq rules.

In consideration for Alumni’s execution and delivery of, and performance under, the Alumni Purchase Agreement, the Company issued and delivered 32,786 shares of Company common stock, the Initial Commitment Shares, to Alumni on September 19, 2024 and within one business day from the date off effectiveness of the registration statement of which this prospectus is a part, the Company shall cause its transfer agent to issue and deliver to Alumni Capital, as DWAC or DRS shares, that number of shares of common stock equal to two percent of the Commitment Amount divided by the VWAP for our common stock for the business day prior to the notice of effectiveness.

The Alumni Purchase Agreement contains certain representations, warranties, covenants and events of default.

Additional information with respect to the Alumni Purchase Agreement and the Initial Commitment Shares is contained in this prospectus under the heading “Selling Stockholders” and in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2024.

18

Alumni Capital Note and Warrant Securities Purchase Agreements

On September 19, 2024, the Company also entered into the first Note & Warrant SPA with Alumni for the sale of a short-term promissory note (the “Alumni Note”) and certain of the Alumni Warrants to Alumni for total consideration of $250,000. The Alumni Note had a principal amount of $300,000 with an original issue discount of $50,000 and guaranteed interest on the principal amount of ten percent per annum, which was due and payable on December 19, 2024. On December 19, 2024, the Company repaid the entire amount of the outstanding principal, including the discount, plus accrued interest outstanding on the Alumni Note.

In conjunction with the issuance of the Alumni Note to Alumni, the Company also issued Alumni the Alumni Warrants to purchase 96,774 shares of common stock at a price per share of $3.10, which represents 100% warrant coverage on the principal amount of the Alumni Note. These Alumni Warrants are exercisable on or prior to the five-year anniversary of the effective date of the first Note & Warrant SPA.

On April 1, 2025, the Company entered into the second Note & Warrant SPA with Alumni for the sale of a short-term promissory note (the “Alumni Note 2”) and certain of the Alumni Warrants 2 to Alumni for total consideration of $300,000. The Alumni Note 2 is in the principal amount of $360,000 with an original issue discount of $60,000 and guaranteed interest on the principal amount of ten percent per annum, which shall be due and payable on July 1, 2025 (the “Maturity Date”). In the event of a failure to re-pay the Alumni Note 2 on or before the Maturity Date, the interest rate will increase to the lesser of twenty-two percent per annum or the maximum amount permitted under law from the due date thereof until the same is paid. The Alumni Note 2 is convertible into shares of common stock of the Company only upon an event of default.

In conjunction with the issuance of the Alumni Note 2 to Alumni, the Company also issued Alumni the Alumni Warrants to purchase 80,000 shares of common stock at a price per share of $4.50, which represents 100% warrant coverage on the principal amount of the Alumni Note 2. These Alumni Warrants are exercisable on or prior to the five-year anniversary of the effective date of the second Note & Warrant SPA.

The Note & Warrant SPAs contain certain representations, warranties, covenants and events of default as well as piggyback registration rights for future registration statements.

Additional information with respect to the Note & Warrant SPAs and the Alumni Warrants is contained in this prospectus under the heading “Selling Stockholders” and in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 25, 2024 and April 4, 2025.

19

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the sales, if any, of shares of our common stock to Alumni under the Alumni Purchase Agreement and, upon any selling stockholder’s exercise of the Warrants by payment of cash, we will receive the exercise price of the Warrants.

We cannot predict the number or value of the shares that we will sell to Alumni pursuant to the Alumni Purchase Agreement or if, when and in what amounts the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised or may be exercised via cashless exercise, in which case we would not receive any cash proceeds. We currently intend to use any proceeds that we receive from the sales of shares to Alumni pursuant to the Alumni Purchase Agreement and/or from the cash exercise of the Warrants for general corporate purposes, including operating expenses, capital expenditures and working capital.

20

MANAGEMENT

The following table sets forth the name, age and position of each of our executive officers:

Name	Age	Position
William Kerby	68	Chief Executive Officer
John McMahon	61	Chief Operating Officer, Travel Division
Frank Orzechowski	65	Chief Financial Officer, Treasurer and Corporate Secretary

William Kerby has served as our Chief Executive Officer since December 29, 2023. Mr. Kerby has over two decades of experience in the travel and media industries, and approximately a decade of experience in the financial industry. He acted as the architect of the NextTrip model, overseeing the development and operations of the Travel, Real Estate and Television Media divisions of the company. From January 2023 to December 2023, Mr. Kerby served as the Chief Executive Officer of NextTrip Group, LLC. Mr. Kerby served as the Co-Chief Executive Officer of NextPlay Technologies, Inc. (formerly Monaker Group, Inc.) from September 2021 to January 2023. From July 2008 to September 2021, Mr. Kerby was the Chief Executive Officer of Monaker Group, Inc. During that time, Mr. Kerby also served as Chief Executive Officer of NextPlay Media from 2009 through 2020 as well as the Chief Executive Officer of the company’s real estate holding Verus International, Inc. (formerly Realbiz Media Group, Inc.) from October 2012 until August 2015 and on the board of directors until April 2016. From April 2002 to July 2008, Mr. Kerby served as the Chief Executive Officer of various media and travel entities that ultimately became part of Extraordinary Vacations Group. Operations included Cruise & Vacation Shoppes, Maupintour Extraordinary Vacations, Attaché Travel and the Travel Magazine - a TV series of 160 travel shows. From February 1999 to April 2002, Mr. Kerby founded and managed Travelbyus, which was a publicly- traded company on the Toronto Stock Exchange and Nasdaq Small Cap Market. The launch included an intellectually patented travel model that utilized technology-based marketing to promote its travel services and products. Mr. Kerby negotiated the acquisition and financing of 21 companies encompassing multiple tour operators, 2,100 travel agencies, media that included print, television, outdoor billboard and wireless applications and leading-edge technology in order to build and complete the Travelbyus model. The company had over 500 employees, gross revenues exceeding $3 billion and a market cap of over $900 million. From June 1989 to January 1999, Mr. Kerby founded and grew Leisure Canada, a company that included the Master Franchise for Thrifty Car Rental British Columbia, TravelPlus (a nationwide Travel Agency), Bluebird Holidays (an international tour company with operations in the U.S., Canada, Great Britain, France, South Africa and the South Pacific) and Canadian Traveler (a travel magazine). Leisure Canada was acquired in May 1998 by Wilton Properties, a Canadian company developing hotel and resort properties in Cuba. From October 1980 through June 1989, Mr. Kerby worked in the financial industry as an investment advisor. Mr. Kerby graduated from York University with a Specialized Honors Economics degree.

John McMahon has served as Chief Operating Officer, Travel Division since February 7, 2025. He brings 28 years of experience in consumer and trade travel media. For the past seven years, Mr. McMahon served as the Chief Executive Officer and majority shareholder of Five Star Alliance, a leading travel agency known for its curated collection of over 5,000 five-star hotels and more than 35 cruise lines. In 2018, he successfully led a management buyout of Five Star Alliance from Questex Media and Shamrock Capital. From 1997 to 2018, Mr. McMahon held various leadership roles over a 20-year tenure at Questex Media. As Executive Vice President of the Travel & Hospitality Group, he oversaw global travel media and event assets including Travel Agent Magazine, Luxury Travel Advisor, Premier Hotel & Resorts, Travel Agent University, Ultra Summit, Global Meeting & Incentive Travel Exchange, Hotel Management, Hotel Design, and the International Hotel Investment Forums. He was instrumental in transitioning traditional media and event properties into high-margin digital platforms. Earlier in his career, from 1987 to 1997, Mr. McMahon worked at a trade media company, Putman Publishing. He has served on multiple advisory boards, including the Starwood Hotels Luxury Board and Fairmont Hotels & Resorts. Mr. McMahon served on the Cystic Fibrosis Board Directors-New York Chapter from 2001 to 2019. Mr. McMahon holds a Bachelor of Science degree in Education (B.S.Ed.) from Rider University.

Frank Orzechowski has served as our Chief Financial Officer, Treasurer, principal accounting officer, principal financial officer, and Corporate Secretary since July 1, 2019. Prior to joining the Company, Mr. Orzechowski served as the Chief Financial Officer of StormHarbour Partners LP, an independent global markets and financial advisory firm since September 2013. From May 2013 to August 2013, Mr. Orzechowski served as a contract Chief Financial Officer for Etouches Inc., a cloud-based event management software company, to assist with financial matters in connection with that company’s planned equity financing. Prior to that, he served as President and Owner/Operator of Four-O Technologies Inc. from August 2009 to December 2012, where he successfully launched and guided operations for two Cartridge World franchise units in Connecticut. From February 2006 to July 2009, Mr. Orzechowski served as President and Chief Financial Officer of Nikko Americas Holding Company Inc., where he was responsible for managing all of the support and infrastructure for that company’s U.S. business, as well as investment manager selection and due diligence functions for its World Series Platform. Mr. Orzechowski began his career at Coopers & Lybrand in 1982, received his CPA certification in 1984 and received his Bachelor of Science in Business Administration with a major in Accounting from Georgetown University in 1982.

21

Directors

The following table sets forth the names, ages and certain other information regarding our directors, as of the date of this filing:

Directors	Class	Age	Position	Director Since	Current Term Expires
Donald P. Monaco	I	73	Chairman of the Board and Director	2023	2028
Stephen Kircher(1)(2)	I	71	Director	2025	2028
William Kerby	II	68	Chief Executive Officer, Director	2025	2026
Jimmy Byrd(1)(2)	II	64	Director	2025	2026
Andy Kaplan(3)	III	64	Director	2025	2027
Carmen Diges(1)(2)(3)	III	55	Director	2025	2027
David Jiang(3)	III	60	Director	2025	2027

(1)	Member of our Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating and Corporate Governance Committee.

Donald P. Monaco has served as Chairman of our Board of Directors since December 29, 2023. Mr. Monaco has approximately three decades of experience as an international information technology and business management consultant. Mr. Monaco founded and owned Monaco Air Duluth, LLC, a full service, fixed-base operator aviation services business at Duluth International Airport in Duluth, Minnesota, serving airline, military, and general aviation customers in November 2005, which he sold in April 2025. Since January 2009, he has been appointed and reappointed by Minnesota Governors to serve as a Commissioner of the Metropolitan Airports Commission in Minneapolis-St. Paul, Minnesota, and currently serves as Chairman of the Operations, Finance and Administration Committee. Mr. Monaco is also the President and Chairman of the Monaco Air Foundation, Treasurer of Honor Flight Northland, Treasurer of the Duluth Aviation Institute, and a member of the Duluth Chamber of Commerce Military Affairs Committee. Mr. Monaco previously worked as an international information technology and business management consultant with Accenture in Chicago, Illinois for 28 years, and as a partner and senior executive for 18 of such years. From August 2011 to January 2023, Mr. Monaco served as a member of the board of directors of NextPlay (known as Monaker prior to June 2020), where he served as chairman of the board of directors from August 2018 to June 2021 and as co-chairman of the board from June 2021 to December 2021. He previously served as a director at Republic Bank in Duluth, Minnesota from May 2015 until October 2019. He also served on the Verus International, Inc., formerly RealBiz Media Group, Inc., board of directors from October 2012 until April 2016, serving as chairman of the board from August 2015 to April 2016. Mr. Monaco holds Bachelor’s and Master’s degrees in Computer Science Engineering from Northwestern University.

Our Board of Directors believes that Mr. Monaco is qualified to serve as a member of our Board on the basis of his deep understanding of information technology, early-stage business growth strategies, and business acquisitions, as well as his background and extensive company management and leadership experience.

Stephen Kircher currently serves, and since 2016 has served, as Chairman and Chief Executive Officer of Kircher Holdings LLC, a family office with a diverse investment portfolio. Kircher Holdings owns, through trust, the Frangipani Beach Resort, a boutique hotel in Anguilla, British West Indies, and Borgo San Vincenzo, a boutique hotel in Tuscany, Italy. In addition to his leadership at Kircher Holdings, Mr. Kircher serves as a director on the Board of Directors of ReviverMX, Inc., the world’s first digital license plate and connected vehicle platform company. Mr. Kircher’s business background includes leading several high-growth companies. He previously served as a consultant and as Chairman & Chief Executive Officer of Solar Power, Inc. (“SPI”), where he grew the company from startup to over $100 million in annual revenues before leading a strategic sale of the company to LDK Solar, Ltd. Before SPI, Mr. Kircher served as Chairman and Chief Executive Officer of International DisplayWorks, Inc., a publicly traded company headquartered in China. Under his leadership, the company expanded to over 3,500 employees and $300 million in revenues, ultimately achieving a successful sale to Flextronics International. Mr. Kircher holds a Bachelor of Arts degree from the University of California, San Diego.

William Kerby was appointed to our board of directors effective July 17, 2025. Mr. Kerby serves as our chief executive officer. His biography is set forth above under the section entitled “Management.”.

Jimmy Byrd has over two decades of operational and corporate development leadership, particularly in North American infrastructure and communications, and has been instrumental in scaling complex businesses across the U.S. and Canada. Mr. Byrd currently serves, and has served for the past three years, as Executive Vice President, Corporate Development at Ledcor Group, where he leads the execution of the company’s growth strategy across Canada and the United States. In addition, Mr. Byrd currently serves, and has served since 2004, as President of Ledcor Technical Services, where he has played a key role in building and expanding the company’s communications infrastructure business, which is responsible for deploying and maintaining communications networks for major clients throughout North America. Mr. Byrd holds an MBA from Southern Methodist University.

Andy Kaplan has served on our Board since July 17, 2025. Mr. Kaplan is the co-founder and chairman of KC Global Media Entertainment, LLC (“KCGM”), which was established in January 2020 to acquire Sony’s Asian media networks business. Mr. Kaplan is the former President of Sony Pictures Worldwide Networks, where he led Sony’s global broadcasting businesses, including its OTT services and linear networks and related investments, with over 180 channel feeds reaching nearly two billion subscribers. At the end of Mr. Kaplan’s thirty-year tenure at Sony, the media networks unit had over 4,000 employees and was earning over $2.5 billion in revenues and over $250 million in operating profit. Among his achievements were the expansion of Sony Pictures Worldwide Networks into new markets and new businesses, the acquisition of TEN Sports acquisition in India, and the acquisition of anime company Funimation, which boasted a catalog of 10,000 hours of content with rights to over 450 brands. Prior to this role, Mr. Kaplan spent over a decade serving as Executive Vice President and Chief Operating Officer of Sony Pictures Television Group, overseeing the business operations of Sony’s global television businesses. His previous experience includes senior positions at the Hollywood Stock Exchange, Hal Roach Studios and Embassy Pictures, as well as consulting roles with Starz, AARP, Sony Corporation of America, Lionsgate Entertainment, Liberty Media, Fremantle Television and Galan Entertainment, among others. Mr. Kaplan was executive producer of the Amazon series, Zorro and M*A*S*H: The Comedy That Changed Television for Fox. He is the former Chairman of Q India, a subsidiary of Qyou Media (TSXV:QYOU), former Chairman of the Board of Directors of the National Association of Television Programming Executives, former Chairman of the Board of Directors of Sharewell/Cayton Children’s Museum, and Chairman of the Board of Governors for the USC Annenberg School’s Center for the Digital Future, as well as a former member of the Board of Directors of the International Academy of Television Arts & Sciences and a member of the UCLA School of Theater, Film and Television. Mr. Kaplan previously served as a member of the Board of Directors of Nasdaq listed, Liberty Interactive and as a former member of the Executive Committee of the Academy of Television Arts & Sciences. Mr. Kaplan holds a Bachelor of Arts degree in Economics from University of California, Los Angeles, and an MBA from the University of Southern California.

Carmen Diges is a senior attorney, corporate and government advisor, and international entrepreneur, with over two decades of experience across various public and private sectors. Since August 2014, Ms. Diges has served as Principal at her own law firm, REVlaw. Ms. Diges has also served as the General Counsel/Corporate Secretary of McEwen Inc. (NYSE:MUX) since May 2015. Former positions include Director, Legal Affairs of Echelon Wealth Partners, Inc., and Partner of several Canadian corporate and securities firms. She currently serves as a Director of G2 Goldfields Inc. She previously served as a Director on the board of NextPlay from June 2021 to January 2023. Ms. Diges is a CFA Charter holder, a Master of Laws (Tax) from Osgoode Hall Law School in Toronto, a Bachelor of Laws from Dalhousie Law School in Halifax, as well as a Bachelor of Arts from the University of Toronto.

David Jiang is an accomplished investor and entrepreneur with over three decades of experience in asset management, technology innovation, and international business strategy. Mr. Jiang’s distinguished career includes serving as Chief Executive Officer of PineBridge Investments, where he led the post-crisis transformation of AIG’s asset management division into an independent firm managing over $75 billion across more than 20 countries. He also held key executive roles at BNY Mellon, including Chief Executive Officer of Asia-Pacific and Global Head of Passive, ETF, and Beta Investing. Earlier in his career, he managed multi-billion-dollar portfolios as a Senior Portfolio Manager at Mellon Capital Management. As an entrepreneur, Mr. Jiang has co-founded various software and hardware technology companies, including MirraViz (2016) and Ginger Analytics. As an investor, Mr Jiang focuses on disruptive technologies in ClimateTech, BioTech, FinTech, and AI. He has served on boards of private companies in the U.S., Asia, Middle East, Africa, and South America. He has lived and led teams in major financial centers including Tokyo, London, Hong Kong, Shanghai, San Francisco, and New York. He also served on the Advisory Boards of UC Berkeley and Harvard University. Mr. Jiang holds a Master’s degree in Government and Business from Harvard University and a Bachelor’s degree in Humanities and International Affairs from Georgetown University.

22

EXECUTIVE AND DIRECTOR COMPENSATION

Processes and Procedures for Compensation Decisions

Our Compensation Committee is responsible for the executive compensation programs for our executive officers and reports to our Board of Directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our Compensation Committee and is involved in the determination of compensation for the respective executive officers that report to him. Our Chief Executive Officer does not determine his own compensation. Our Chief Executive Officer makes recommendations to our Compensation Committee regarding short- and long-term compensation for all executive officers based on our operating results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our Compensation Committee then reviews the recommendations and other data and makes decisions (or makes recommendations to the Board) as to total compensation for each executive officer as well as each individual compensation component.

The following table sets forth compensation for services rendered in all capacities to the Company: (i) for each person who served as the Company’s Chief Executive Officer at any time during the past fiscal year, and (ii) for our two most highly compensated executive officers, other than our Chief Executive Officer, who were employed with the Company on February 28, 2025 (the foregoing executives are herein collectively referred to as the “named executive officers” or “NEOs”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($)		Option Awards ($) (2)	All Other Compensation ($) (1)		Total ($)
Bill Kerby – Chief Executive Officer	2025	400,000	-	-		-	42,000	(3)	442,000
	2024	400,000	-	-		-	42,000	(3)	442,000

Frank Orzechowski - Chief Financial Officer	2025	200,000	-	-		-	-		200,000
	2024	200,000	-	-		-	109,073	(4)	309,073

Lyndsey North - Former President	2025	169,697	-	26,760	(5)	-	16,667	(5)	213,124
	2024	200,000	-	-		-	-		200,000

(1)	Actual amounts paid or accrued.

(2)

Includes option awards and stock appreciation rights awards (“SARs”). SARs awards are only payable in cash. As such, no shares of common stock were reserved in connection with the awards since no shares will be issued pursuant to exercise. The fair value of option and SARs awards are calculated in accordance with the Financial Accounting Standards Board (“FASB”) ASC 718, “Compensation – Stock Compensation.” The amount recognized for all awards is calculated using the Black Scholes pricing model. No options or SARs were awarded during the twelve months ended February 28, 2025 or February 29, 2024.

(3)	In fiscal years 2025 and 2024, we paid Mr. Kerby $24,000 in connection with various personal financial guarantees, and a personal car allowance of $18,000 pursuant to the terms of his employment agreement

(4)	In fiscal year 2024, we paid Mr. Orzechowski a retention bonus of $109,073 pursuant to the terms of his Retention Bonus and Separation Agreement.

(5)	In fiscal year 2025, we granted Ms. North 4,000 shares of common stock at $6.69 per share and paid cash severance of $16,667 pursuant to the terms of her separation agreement. Ms. North’s employment by the Company terminated on January 6, 2025.

Named Executive Officer Employment Agreements

William Kerby

In connection with this appointment as Chief Executive Officer of the Company on December 29, 2023, the Company and Mr. Kerby entered into an employment letter agreement, dated as of December 29, 2023. Under the employment agreement, Mr. Kerby will be entitled to receive an annual base salary of $400,000, which is subject to increase (but not decrease) in the discretion of the Compensation Committee of our Board of Directors based on an annual or special case assessment of his performance and other factors. At the discretion of our Board of Directors, Mr. Kerby is also eligible to earn a discretionary, annual fiscal end-of-year incentive bonus in an amount of up to 100% of his base annual salary. The exact amount of the incentive bonus will be dependent on the achievement of Company milestones and profitability, and such other milestones as the Board deems appropriate. Mr. Kerby will have the option of receiving some or all of his base annual salary and any incentive bonus in cash or in shares of our common stock valued for this purpose as set forth in his employment agreement and will be eligible to receive equity compensation at the discretion and in an amount to be determined by our Board of Directors.

During his employment, Mr. Kerby will be entitled to an automobile allowance of $1,500 per month and to receive all benefits under any and all deferred compensation plans, retirement plans, life, disability, health, accident and other insurance programs, and similar employee benefit plans and programs, sick leave and vacation time that the Company elects, in its sole discretion, to provide from time to time to its executive officers, and to earn four weeks of paid time off (“PTO”) in accordance with the Company’s PTO policy.

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Mr. Kerby has entered into various personal guarantees with the Airline Reporting Commission, sellers of travel, merchant providers, financial institutions, associations and service providers for the benefit of NextTrip, in consideration of which the Company agrees in his employment agreement to pay him a $2,000 per month guarantee fee for so long as the employment agreement and the guarantees remain in place. In the event Mr. Kerby resigns for “Good Reason” (as defined in the employment agreement), or his employment is terminated by the Company for any reason, the Company will immediately eliminate any and all guarantees failing which, for each month the guarantees remain in place, the monthly guarantee fee will rise to $10,000 per month after 30 days in the event the Company is unable to assume the guarantees during such 30-day period.

The term of Mr. Kerby’s employment under his employment agreement will continue from month-to-month until terminated by either party with 30 days’ prior written notice, unless sooner terminated in accordance with the terms thereof. Should the Company elect to terminate Mr. Kerby’s employment agreement (other than as a result of death, “Disability” or “Cause,” as defined therein), he will be entitled to payment of an amount equal to 12 months of his base annual salary in a lump sum payment upon termination and the continuation of his health care coverage, at the Company’s expense, for up to 12 months following the termination (collectively, the “Kerby Severance Payments”). In addition, in the event that Mr. Kerby’s agreement is terminated by the Company for any reason within 12 months from the date of closing of the Acquisition, Mr. Kerby will be entitled to receive the Kerby Severance Payments and the Contingent Shares will automatically accelerate and be issuable in full if not yet earned or issued.

John McMahon

On February 10, 2025, we entered into an employment letter agreement with John McMahon, pursuant to which Mr. McMahon agreed to serve as Chief Operating Officer, Travel Division of the Company. Under the terms of Mr. McMahon’s employment agreement, he is entitled to receive an annual base salary of $250,000. In addition, pursuant to the terms of his employment agreement, Mr. McMahon is entitled to receive bonuses subject to the achievement of mutually agreed performance objectives. Such bonuses may be paid in cash or common shares of the Company at the option of Mr. McMahon. Mr. McMahon is also entitled to receive an incentive bonus at the discretion of the Compensation Committee of the Board of Directors. Mr. McMahon is eligible to participate in the Company’s equity incentive and group benefit plans, including medical, dental, and vision plans, as well as a 401(k) plan.

Lyndsey North

On June 17, 2022, we entered into an “at will” employment agreement, with Lyndsey North under which she was engaged to serve as Vice President of Marketing of the Company. As of September 28, 2022, Ms. North was appointed President of the Company. Under the terms of Ms. North’s employment agreement, she was entitled to receive an annual base salary of $155,000, which was increased to $200,000 effective September 28, 2022. Pursuant to the employment agreement, Ms. North was granted 4,000 SARs at an exercise price of $7.00, which vested over a period of three years, with one-third of the award vesting each year on her employment anniversary date. At the discretion of the Board of Directors, and subject to the achievement of certain performance goals, Ms. North was also eligible for a performance bonus consisting of a cash award of up to 30% of base salary, which was increased to 50% of base salary, and a SAR award of up to 25% of base salary. Ms. North was eligible to participate in the Company’s group benefit plans, including medical, dental, and vision plans, as well as a 401(k) plan.

On January 6, 2025 (the “Termination Date”), Ms. North’s employment by the Company terminated. In connection with her departure, the Company paid Ms. North all deferred compensation owed to Ms. North as of the Termination Date and, upon her execution and non-revocation of a waiver and release of claims agreement, Ms. North became entitled to receive accrued interest on her deferred compensation through the Termination Date, plus severance in an amount equal to one month of her base salary. In addition, Ms. North was granted 4,000 shares of Company common stock, at a price of $6.69 per share, upon execution of her separation agreement.

Frank D. Orzechowski

On July 1, 2019, we entered into an “at will” employment agreement, with Frank Orzechowski under which he was engaged to serve as our Chief Financial Officer, Treasurer, Principal Accounting Officer and Corporate Secretary of the Company. Under Mr. Orzechowski’s employment agreement, he was entitled to receive an annual base salary of $135,000, which was increased to $155,000 effective March 1, 2020, to $180,000 on January 1, 2021, and to $200,000 on October 1, 2021. Pursuant to the employment agreement, Mr. Orzechowski was granted (1) a stock option to purchase up to 250 shares of common stock of the Company, at an exercise price equal to $14.00 per share, which was the closing market price of the Company’s common stock on July 1, 2019 (the “Effective Date”), and (2) to purchase up to 6,000 shares of common stock of the Company, with an exercise price of $14.00, subject to vesting as follows: 387 shares vested and became exercisable on the one-year anniversary of the Effective Date, 900 shares vested and became exercisable on the second-year anniversary of the Effective Date, 1,413 shares vested and became exercisable on the third-year anniversary of the Effective Date, and 3,300 shares vested and became exercisable on the fourth-year anniversary of the Effective Date. Further, Mr. Orzechowski is eligible to participate in the Company’s equity incentive and group benefit plans, including medical, dental, and vision plans, as well as a 401(k) plan.

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Outstanding Equity Awards at 2025 Fiscal Year-End

The following table sets forth outstanding stock options granted under our 2013 Equity Incentive Plan (the “2013 Plan”) or 2023 Equity Incentive Plan (the “2023 Plan”) and SARs under our 2020 Stock Appreciation Rights Plan (the “2020 SARs Plan”) that are held by our named executive officers as of February 28, 2025:

	Option Awards(1)
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Frank Orzechowski(2)	1,750	-	$50.00	6/14/2025
	902	-	$52.60	6/22/2025
	2,429	-	$68.40	8/11/2026
	2,429	-	$68.40	8/11/2026
	717	80	$50.00	7/1/2027
	2,339	270	$50.00	7/1/2027
	3,113	361	$50.00	7/1/2027
	-	4,852	$26.00	7/1/2027
	3,711	-	$11.60	1/25/2028

(1) On June 23, 2020, we adopted the 2020 SARs Plan. The 2020 SARs Plan provides for incentive awards in the form of SARs payable in cash. No shares of common stock were reserved in connection with the adoption of the 2020 SARs Plan since no shares will be issued pursuant to the 2020 SARs Plan. Awards issued under the 2020 SARs Plan are included in the table.

(2) On May 28, 2020, we granted Mr. Orzechowski an option to purchase 1,750 shares of our common stock under the 2013 Plan in connection with his employment arrangement. The option has an exercise price of $50.00, which as of February 28, 2025 was fully vested. On June 23, 2020, pursuant to our 2020 SARs Plan, we granted Mr. Orzechowski 902 SARs. The SARs have an exercise price of $52.60 which as of February 28, 2025 were fully vested and exercisable. On August 11, 2021, we granted Mr. Orzechowski an option to purchase 2,429 shares of our common stock under our 2013 Plan in connection with his employment arrangement. The option has an exercise price of $68.40 and as of February 28, 2025, was fully vested. On August 11, 2021, pursuant to our 2020 SARs Plan, we granted Mr. Orzechowski 2,429 SARs. The SARs have an exercise price of $68.40 and as of February 28, 2025, were fully vested and exercisable. On July 1, 2022, we granted Mr. Orzechowski: (i) an option to purchase up to 797 shares of our common stock with an exercise price of $50.00, 717 of which were vested as of February 28, 2025 and the remaining 80 shares of which will vest in equal monthly installments over the next five months; (ii) an option to purchase up to 2,609 shares of our common stock with an exercise price of $50.00, 2,339 of which shares were fully vested as of February 28, 2025 and the remaining 270 shares will vest in equal monthly installments over the next five months; (iii) 3,474 SARs with an exercise price of $50.00, 3,113 of which SARs were fully vested and exercisable as of February 28, 2025, and the remaining 361 of which SARs will vest in equal monthly installments over the next five months; and (iv) 4,852 SARs in connection with his employment retention agreement, which SARs have an exercise price of $26.00 and will vest and become exercisable on March 15, 2025 if Mr. Orzechowski remains an employee of the Company on that date. On January 26, 2023, we granted Mr. Orzechowski an option to purchase up to 3,711 shares of our common stock, with an exercise price of $11.60. As of February 28, 2025, the option was fully vested and exercisable.

Director Compensation

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our Board of Directors. Our cash compensation policies are designed to encourage frequent and active interaction between directors and our executives both during and between formal meetings as well as compensate our directors for their time and effort. Further, we believe it is important to align the long-term interests of our non-employee directors (i.e., directors who are not employed by us as officers or employees) with those of the Company and its stockholders, and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment. Directors who are also employees of our company do not receive compensation for their service on our Board of Directors.

Under our director compensation program for fiscal year 2025, each non-employee director received annual compensation of $35,000, and each director has agreed to defer receipt of cash compensation until such time as the Company completes a public financing. All cash fees are paid quarterly. Also, each non-employee director may be reimbursed for his reasonable expenses incurred in the performance of his duties as a director as our Board of Directors determines from time to time. Our Compensation Committee intends to evaluate our director compensation program and determine whether any changes should be recommended to the Board.

The following table sets forth certain information concerning the compensation paid to non-employee directors in fiscal year 2025 for their services as directors of the Company. Our non-employee directors do not receive fringe or other benefits.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Total ($)
Donald P. Monaco	35,000	-	35,000
Jacob Brunsberg	35,000	-	35,000
Salvatore Battinelli	35,000	-	35,000
Dennis Duitch	35,000	-	35,000
Kent Summers	35,000	-	35,000

(1)	The fees shown were paid to each of the respective individuals for services as director.

Each of Messrs. Brunsberg, Battinelli, Duitch and Summers resigned as directors effective July 28, 2025, at which time the NTH Nominees were appointed as directors to fille the vacancies resulting from such resignations.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Except as described below in this section, since the beginning of our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were a party other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation” above:

●	in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and

●	in which any director, executive officer, or other stockholder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Related Party Loans to Company

On February 29, 2024, NextTrip Holdings, Inc. (“NTH”), a wholly owned subsidiary of the Company, issued an unsecured promissory note, in the principal amount of $391,776.54, to William Kerby, to memorialize the terms and conditions of certain working capital advances made by Mr. Kerby to NTH. The promissory note accrued interest at a rate equal to 7.5% simple interest per annum, and was scheduled to automatically mature and become due and payable in full on February 28, 2025, subject to certain limited exceptions. The promissory note, or any portion thereof, could be prepaid by NTH without any penalty. Mr. Kerby serves as Chief Executive Officer of both the Company and NTH. The promissory note was approved by the Board, including all independent members thereof. On December 31, 2024, the full outstanding balance of the note ($321,257) was converted into shares of our Series L Preferred.

On March 18, 2024, NTH entered into an unsecured promissory note for a line of credit with Donald Monaco and William Kerby, the Company’s Chairman of the Board and Chief Executive Officer, respectively, for the aggregate principal amount of $500,000 with an initial advance of $125,000, provided that the aggregate principal amount of the note does not exceed $500,000 at any time. Under the terms of the note, advances under the line of credit may be made at the Company’s request until August 31, 2024. The note bears an annual interest rate of 7.5%, matured on February 28, 2025, and could be prepaid by the Company at any time prior to maturity without penalty. The promissory note was approved by the Board, including the independent members thereof. On December 31, 2024, $453,743 of the outstanding principal balance of $467,892 was converted into shares of Series L Preferred, and on February 24, 2025, the remaining balance was converted into Series L Preferred. As of July 25, 2025 there is no outstanding principal balance.

On April 23, 2024, the Board approved NTH to enter into a series of unsecured promissory notes with certain related parties, including investors, directors, officers and employees, who may individually provide funds for the aggregate principal amount of $1,000,000. The notes bear an annual interest rate of 7.5%, shall mature one year from the date of each note’s execution, and may be prepaid by NTH at any time prior to maturity without penalty. On August 14, 2024, at a joint meeting of the Audit Committee and the Board, the directors unanimously approved an increase in the principal amount of the related party line of credit to $2,000,000 on the same terms and conditions as previously approved. On December 31, 2024, $570,000 of the outstanding principal balance of $1,714,863 was converted into shares of Series L Preferred, and on February 24, 2025, an additional $1,000,000 of the principal balance was converted into Series L Preferred Shares. On May 6, 2025, the remaining principal balance was paid by the MIP Line of Credit (as further discussed below) and as of July 25, 2025 there is no remaining outstanding principal balance.

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On May 21, 2024, NTH issued an unsecured promissory note, in the principal amount of $455,000, to Mr. Monaco. The promissory note accrued interest at a rate equal to 7.5% simple interest per annum, and was scheduled to automatically mature and become due and payable in full on February 28, 2025, subject to certain limited exceptions. The promissory note, or any portion thereof, could be prepaid by NTH without any penalty. The promissory note was approved by the Board, including the independent members thereof. On December 31, 2024, the full outstanding balance of the note ($405,000) was converted into shares of our Series L Preferred.

Prior to his appointment as a director on July 28, 2025, on May 24, 2024, the Company sold a short-term promissory note to Stephen Kircher in the aggregate principal amount of $100,000. The note bears interest at 7.5% per annum and had a maturity date of the earlier of completion of a public financing or October 31, 2024. Mr. Kircher has consented to extend the maturity date on a month-to-month basis and the note continues to accrue interest. As of July 25, 2025, the full principal amount of $100,000 was outstanding.

On April 9, 2025, the Company entered into two promissory notes (together, the “Trust Notes”) with Donald P. Monaco Insurance Trust (the “Trust”) under our $2.0 million line of credit. The first note had a principal balance of $500,000 and was issued in exchange for a new cash payment provided my Mr. Monaco. The second note had a principal balance of $145,000 and was issued in exchange for cash advances previously made by Mr. Monaco to the Company.

On May 6, 2025, the Company entered into a Line of Credit Agreement (the “MIP Line of Credit”) with Monaco Investment Partners II, LP (“MIP”) providing the Company with a $3,000,000 revolving line of credit. The MIP Line of Credit allows the Company to request advances thereunder from time to time until May 31, 2027, the maturity date. Advances made under the MIP Line of Credit bear simple interest at a rate of 12% per annum, calculated from the date of each respective advance. Accrued interest shall be payable on a monthly basis, no later than the 10th day of the subsequent month. The full outstanding principal balance, together with any accrued and unpaid interest, shall be due and payable in full by the Company on the maturity date. The Company may, at its option, prepay any borrowings under the MIP Line of Credit, in whole or in part, at any time prior to the maturity date, without penalty.

The Company received an initial advance of $1,045,000 under the MIP Line of Credit, which was used to repay (i) a $400,000 cash advance previously made by the Trust to the Company (ii) and all outstanding indebtedness under the terms of the Trust Notes, totaling $645,000. Additional advances through July 25, 2025 totaled $1,141,575, bringing the total amount advanced under the line to $2,186,575.

Donald Monaco, Chairman of the Company’s Board of Directors, controls MIP. Mr. Monaco is also trustee of the Trust. The MIP Line of Credit, including the use of proceeds from the initial advance made thereunder for the repayment of the cash advance and Trust Notes, was approved by the Audit Committee of the Board and the full Board, including the independent members thereof.

The repayment of related party loans, to the extent not limited by any contractual terms, is subject to review and approval by the Audit Committee which consists of independent directors which are not parties to the aforementioned related party loans.

Related Party Equity Investments

Prior to his appointment as a director on July 28, 2025, the Company and David Jiang entered into various securities purchase agreements, pursuant to which Mr. Jiang purchased securities of the of the Company, as more particularly set forth below:

●	on October 2, 2024, the Company and David Jiang entered into a securities purchase agreement, pursuant to which Mr. Jiang purchased 66,225 shares of Series I Preferred at a price of $3.02 per share, for aggregate gross proceeds to the Company of $200,000.

●	on December 31, 2024, the Company and Mr. Jiang entered into a securities purchase agreement, pursuant to which Mr. Jiang purchased 231,788 shares of Series J Preferred at a price of $3.02 per share, for aggregate gross proceeds to the Company of $700,000.

●	on February 24, 2025, the Company and Mr. Jiang entered into a securities purchase agreement, pursuant to which Mr. Jiang purchased 331,125 shares of Series I Preferred at a price of $3.02 per share, for aggregate gross proceeds to the Company of $1,000,000.

Conversion of Deferred Salary to Company Stock

On February 26, 2025, $500,000 of deferred salary owed to Mr. Kerby was converted into 165,562 shares of Series L Preferred at a conversion price of $3.02 per share.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Nevada law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in the right of us, arising out of the person’s services as a director or executive officer, including in connection with the Acquisition and related matters.

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Policies and Procedures for Related Person Transactions

Our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons (other than compensation-related matters, which should be reviewed by our Compensation Committee), in accordance with its Charter and the Nasdaq marketplace rules. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

PRINCIPAL STOCKHOLDERS

The following tables set forth certain information regarding beneficial ownership of our common stock, and each series of our outstanding preferred stock as of July 25, 2025 (a) by each person known by us to own beneficially 5% or more of the outstanding shares of each class of the outstanding securities, (b) by our named executive officers and each of our directors (and director nominees) and (c) by all executive officers and directors of the Company as a group.

The number of shares beneficially owned by each stockholder is determined in accordance with SEC rules. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. At the close of business on July 25, 2025, there were 7,850,603 shares of Company common stock outstanding.

In addition to the foregoing, as of July 25, 2025, there were (i) 316 shares of the Company’s Series E Preferred outstanding, which, including accrued dividends thereon, were convertible into an aggregate of 3,380 shares of Company common stock; (ii) 33,000 shares of Series H Preferred outstanding; (iii) 500,442 shares of Series I Preferred outstanding; (iii) 297,788 shares of Series J Preferred outstanding; (iv) 60,595 shares of Series K Preferred outstanding; (v) 1,076,156 shares of Series L Preferred outstanding; (vi) 133,278 shares of Series M Preferred outstanding; (vii) 500,000 shares of Series N Preferred outstanding; (viii) 443,549 shares of Series O Preferred outstanding; and (ix) 343,750 shares of Series P Preferred outstanding.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options, warrants, convertible preferred stock or other rights held by such person that are currently convertible or exercisable or will become convertible or exercisable within 60 days of July 25, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Common Stock

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Named Executive Officers and Directors:
William Kerby(2)	1,347,638	17.2%
Lyndsey North	4,000	*
Frank Orzechowski	48	*
Donald P. Monaco(3)	1,554,988	19.5%
David Jiang(4)	790,030	9.9%
Jimmy Byrd	100,000	1.3%
Andy Kaplan(5)	80.000	1.0%
Steve Kircher	8,278	*
Carmen Diges	-	-
All executive officers and directors as a group (9 persons)(6)	3,880,982	48.3%
5% Stockholders:
Swel5, LLC(7)	462,875	5.9%

*Less than 1%.

(1)	Based on 7,850,603 shares of our common stock outstanding at July 25, 2025.

(2)	Includes 11,386 shares held by Travel and Media Tech, LLC (“TMT”). Mr. Kerby is a 48% member of TMT, and is deemed to beneficially own the shares held by TMT. Mr. Kerby disclaims beneficial ownership of all securities held by TMT in excess of his pecuniary interest, if any. Excludes 331,124 shares of common stock issuable upon conversion of shares of Series L Preferred stock, as conversion is contingent upon shareholder approval and subject to beneficial ownership limitations.

(3)	Includes (i) 1,733 shares held by Monaco Investment Partners, LP (“MIP”); (ii) 1,406,869 shares held by the Donald P. Monaco Insurance Trust (the “Trust”); (iii) 135,000 shares issuable to the Trust upon the exercise of stock options; and (iv) 11,386 shares held by TMT. Mr. Monaco is the managing general partner of MI Partners, is the trustee of the Trust and is a 52% member of TMT, and as such is deemed to beneficially own the securities held by the MI Partners, Trust and TMT, respectively. Mr. Monaco disclaims beneficial ownership of all securities held by MIP, the Trust and TMT in excess of his pecuniary interest, if any. Excludes 745,032 shares of common stock issuable upon conversion of shares of Series L Preferred stock held by the Trust, as conversion is contingent upon shareholder approval and subject to beneficial ownership limitations.

(4)	Includes 12,575 shares of common stock issuable upon conversion of shares of Series I Preferred Stock. Excludes 414,953 shares of common stock issuable upon conversion of shares of additional Series I Preferred stock and 231,788 shares of common stock issuable upon conversion of shares of Series J Preferred stock, as conversion is contingent upon shareholder approval and subject to beneficial ownership limitations. Also excludes warrants to purchase 74,089 shares of common stock due to beneficial ownership limitations.

(5)	Includes 75,000 shares held by KC Global Media Asia, LLC (“KCGM”). Mr. Kaplan serves as Chairman of KCGM and is deemed to beneficially own the securities held by KCGM. Mr. Kaplan disclaims beneficial ownership of all securities held KCGM in excess of his pecuniary interest, if any.

(6)	Includes (i) 135,000 shares issuable upon the exercise of stock options, and (ii) 55,000 shares issuable upon the conversion of the shares of the Company’s Series I Preferred Stock. Excludes shares beneficially owned by Ms. North, since her employment terminated on January 6, 2025.

(7)	Based on information provided by the Company’s Transfer Agent.

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Series H Preferred

None of the Company’s officers or directors beneficially own any shares of the outstanding shares of Series H Preferred, and therefore have been excluded from the following table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
5% Beneficial Owners:
Procopio Cory Hargreaves & Savitch LLP c/o NextTrip, Inc.	33,000	100%

(1)	Based on 33,000 shares of Series H Preferred outstanding at July 25, 2025.

Series I Preferred

None of the Company’s officers or directors beneficially own any shares of the outstanding shares of Series I Preferred, and therefore have been excluded from the following table.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
5% Beneficial Owners:
David Jiang c/o NextTrip, Inc.	427,528	85.4%
Gregory Miller c/o NextTrip, Inc.	33,113	6.6%

(1)	Based on 500,442 shares of Series I Preferred outstanding at July 25, 2025.

Series J Preferred

None of the Company’s officers or directors beneficially own any shares of the outstanding shares of Series J Preferred, and therefore have been excluded from the following table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
5% Beneficial Owners:
David Jiang c/o NextTrip, Inc.	231,788	77.8%
Market Makers c/o NextTrip, Inc.	36,000	12.1%

(1)	Based on 297,788 shares of Series J Preferred outstanding at July 25, 2025.

Series K Preferred

None of the Company’s officers or directors beneficially own any shares of the outstanding shares of Series K Preferred, and therefore have been excluded from the following table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
5% Beneficial Owners:
Denis Suggs c/o NextTrip, Inc.	49,668	82.0%
SIS II, LLC c/o NextTrip, Inc.	10,927	18.0%

(1)	Based on 60,595 shares of Series K Preferred outstanding at July 25, 2025.

Series L Preferred

Other than Messrs. Kerby and Monaco, who serve as our Chief Executive Officer and Chairman of our Board, respectively, there are no other 5% beneficial owners of shares of our Series L Preferred.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Named Executive Officers and Directors:
Bill Kerby c/o NextTrip, Inc.	331,124	30.8%
Donald P. Monaco c/o NextTrip, Inc.(2)	745,032	69.2%

(1)	Based on 1,076,156 shares of Series L Preferred outstanding at July 25, 2025.
(2)	Shares are held by the Trust. Mr. Monaco is the trustee of the Trust. Mr. Monaco disclaims beneficial ownership of all securities held by the Trust in excess of his pecuniary interest.

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Series M Preferred

None of the Company’s officers or directors beneficially own any shares of the outstanding shares of Series M Preferred, and therefore have been excluded from the following table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
5% Beneficial Owners:
Marc Bern c/o NextTrip, Inc.	133,278	100%

(1)	Based on 133,278 shares of Series M Preferred outstanding at July 25, 2025.

Series N Preferred

None of the Company’s officers or directors beneficially own any shares of the outstanding shares of Series N Preferred, and therefore have been excluded from the following table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
5% Beneficial Owners:
Blue Fysh Holdings, Inc. c/o NextTrip, Inc.	483,000	96.6%

(1)	Based on 500,000 shares of Series N Preferred outstanding at July 25, 2025.

Series O Preferred

One of the Company’s executive officers owns shares of the outstanding shares of Series O Preferred, as set forth below.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
5% Beneficial Owners:
John McMahon c/o NextTrip, Inc.(2)	168,416	38.0%
Priscilla Alexander c/o NextTrip, Inc.	95,674	21.6%
James Killen c/o NextTrip, Inc.	39,875	9.0%
LuxeLife Services LLC c/o NextTrip, Inc.	39,875	9.0%
Valerie Wilson Travel, Inc. c/o NextTrip, Inc.	39,875	9.0%

(1)	Based on 443,549 shares of Series O Preferred outstanding at July 25, 2025.
(2)	Mr. McMahon serves as Chief Operating Officer of the Company’s Travel Division.

Series P Preferred

None of the Company’s officers or directors beneficially own any shares of the outstanding shares of Series P Preferred, and therefore have been excluded from the following table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
5% Beneficial Owners:
Denis Suggs c/o NextTrip, Inc.	343,750	100%

(1)	Based on 343,750 shares of Series P Preferred outstanding at July 25, 2025.

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SELLING STOCKHOLDERS

This prospectus covers the possible resale from time to time by the selling stockholders identified in the table below, including their pledgees, donees, transferees, assigns or other successors in interest, of up to an aggregate of up to 591,883 shares of our common stock, which is comprised of: (i) 148,168 shares of common stock that we may sell and issue to Alumni from time to time pursuant to the Alumni Purchase Agreement; (ii) the 32,786 Initial Commitment Shares issued to Alumni; (iii) 176,774 shares of common stock issuable upon exercise of the Alumni Warrants; and (iv) 234,155 shares issuable upon exercise of April 2020 Warrants. Other than the transactions described under the section of this prospectus entitled “The Selling Stockholder Transactions,” the selling stockholders have not had any material relationship with us within the past three years.

The below table sets forth certain information with respect to each selling stockholder, including (a) the shares of our common stock beneficially owned by such selling stockholder prior to this offering, (b) the number of shares of our common stock being offered by such selling stockholder pursuant to this prospectus and (c) such selling stockholder’s beneficial ownership of our common stock after completion of this offering, assuming that all of the shares of common stock covered by this prospectus (but none of the other shares, if any, held by the selling stockholders) are sold to third parties in this offering.

The table is based on information supplied to us by the selling stockholders. Beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by a selling stockholder, shares of common stock subject to derivative securities held by that selling stockholder that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after July 25, 2025, are deemed outstanding for purposes of such selling stockholder, but not for any other selling stockholder. The selling stockholders’ percentage ownership in the table below is based on 7,846,603 shares of our common stock outstanding as of July 25, 2025.

The selling stockholders may sell all, some or none of their shares of common stock covered by this prospectus. We do not know the number of such shares, if any, that will be offered for sale or otherwise disposed of by any of the selling stockholders. Furthermore, since the date on which we filed this prospectus, the selling stockholders may have sold, transferred or disposed of shares of common stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” beginning on page 33.

	Beneficially Owned Before Offering(1)			Shares of Common Stock Offered Under this		Beneficially Owned After Offering(2)
Name of Selling Stockholders	Number		Percentage	Prospectus		Number	Percentage
Alumni Capital LP(3)	209,560	(4)	2.6%	357,728	(5)	0	0%
Iroquois Master Fund Ltd.(6)	65,564		*	65,564		0	0%
Iroquois Capital Investment Group LLC(7)	168,591		2.1%	168,591		0	0%

*	Less than 1%

(1)	Based on 7,850,603 shares of our common stock outstanding at July 25, 2025, without giving effect to the beneficial ownership limitations included in the Warrants held by the selling stockholders.

(2)	Assumes that all of the shares of common stock being registered by this prospectus are resold by the selling stockholders to third parties.

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(3)	The business address of Alumni Capital LP is 80 SW 8th Street, 20th Floor, Miami, Florida 33131. The general partner of Alumni Capital LP is Alumni Capital GP LLC. Ashkan Mapar is the manager of Alumni Capital GP LLC and as such has voting and disposition control over the Shares. We have been advised that none of Alumni Capital LP, Alumni Capital GP LLC nor Ashkan Mapar is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(4)	Consists of (i) the 32,786 Initial Commitment Shares and (ii) 176,774 shares of common stock issuable upon exercise of the Alumni Warrants. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of common stock that Alumni may be required to purchase under the Alumni Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Alumni Purchase Agreement, the satisfaction of which are entirely outside of Alumni’s control, including the registration statement that includes this prospectus becoming and remaining effective. Additionally, pursuant to the Alumni Purchase Agreement, unless and until stockholder approval is obtained, in accordance with Nasdaq Listing Rules, the number of shares that we may sell to Alumni pursuant to the Alumni Purchase Agreement may not exceed 19.99% of the number of shares of our common stock outstanding on September 19, 2024.

(5)	Consists of (i) the 32,786 Initial Commitment Shares, (ii) 176,774 shares of common stock issuable upon exercise of the Alumni Warrants, and (iii) the 148,168 shares of common stock being registered hereunder that may be sold and issued to Alumni pursuant to the Alumni Purchase Agreement prior to receiving stockholder approval of the removal of the Alumni Exchange Cap.

(6)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As managing members of Iroquois Capital, Kimberly Page and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Ms. Page and Mr. Abbe may be deemed to be beneficial owners of the securities held by Iroquois Capital Management and Iroquois Master Fund.

(7)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be a beneficial owner of the securities held by Iroquois Capital Investment Group LLC. The address for Iroquois Capital Investment Group LLC is 601 Lexington Avenue, New York, New York 10022.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	distributions to members, partners, stockholders or other equity holders of the selling stockholders;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Snell & Wilmer L.L.P., San Diego, California.

EXPERTS

Haynie & Company, the Company’s independent registered public accounting firm, has audited the Company’s financial statements at February 28, 2025 and February 29, 2024, and for the fiscal years then ended, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

FSA’s audited financial statements as of and for the years ended December 31, 2024 and December 31, 2023, which are incorporated by reference into this Registration Statement, have been included in reliance on that report of Haynie & Company, an independent registered public accounting firm, dated June 23, 2025.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus and the registration statement of which this prospectus is a part.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, filed with the SEC on May 29, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2025, filed with the SEC on July 15, 2025;

●

Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on March 7, 2025, March 28, 2025, April 4, 2025, April 7, 2025, April 11, 2025, April 14, 2025, April 24, 2025, May 2, 2025, May 8, 2025, May 9, 2025 , June 23, 2025 (amendment), June 30, 2025, July 15, 2025 and July 22, 2025 (amendment); and

●	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-38015) filed with the SEC on February 14, 2017, including any amendment or report filed for the purpose of updating such description, and Exhibit 4.23 to the Company’s Annual Report on Form 10-K filed with the SEC on May 29, 2025.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

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We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

NextTrip, Inc.

Attention: Corporate Secretary

3900 Paseo del Sol

Santa Fe, New Mexico 87507

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://investors.nexttrip.com/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or the registration statement of which this prospectus is a part.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by the selling stockholders hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the securities offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We also maintain a website at www.nexttrip.com. You may access these materials at our corporate website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our corporate website is not a part of this prospectus and the inclusion of our corporate website address in this prospectus is an inactive textual reference only.

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591,883 Shares of Common Stock

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee.

Amount to be Paid
SEC Registration Fee	$366.09
Legal fees and expenses	100,000.00
Accounting fees and expenses	10,000.00
Miscellaneous fees and expenses	8,000.00
Total	$118,366.09

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful. Under applicable sections of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we must indemnify any of our directors or officers, or any of our former directors or officers, to the full extent permitted by law. We have also entered into indemnification agreements with each of our directors and officers under which we must indemnify them to the full extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers for which indemnification is sought, nor are we aware of any threatened litigation that is likely to result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, which may be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Nevada law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Company and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that the Company’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Certain share and per share data included in this Item 15 has been retrospectively adjusted to reflect the 1-for-20 reverse stock split of our common stock, which was effected on September 22, 2023.

January 2023 Warrant Offering

On January 26, 2023, the Company agreed to issue to a holder of 132 shares of the Company’s outstanding Series D Preferred Stock (the “Series D Shares”) a five-year warrant to purchase up to 11,250 shares of common stock of the Company at an initial exercise price of $11.60 per share, the closing price of the common stock as reported on the Nasdaq Capital Market on such date, which exercise price is subject to adjustment in the event of a stock split, reverse stock split and similar events. The warrant was issued in consideration of the holder’s agreement to convert, in full, the Series D Shares in accordance with their terms into 13,541 shares of common stock, which equates to a conversion price of $11.60 per share.

NextTrip Acquisition - Stock Consideration

On October 13, 2023, the Company entered into a Share Exchange Agreement (as amended, the “Share Exchange Agreement”) with NextTrip Holdings, Inc. (“NTH”), NextTrip Group, LLC (“NTG”), and William Kerby, as the NTH Representative, pursuant to which, amongst other things, we agreed to acquire NTH in exchange for shares of our common stock, subject to approval of our shareholders (the “Acquisition”).

On December 29, 2023, we completed the Acquisition, pursuant to the terms of the Share Exchange Agreement, NTH became a wholly-owned subsidiary of the Company and the ongoing business of the Company became the business of NTH. In connection with closing of the Acquisition, we issued to NTG members (the “NTG Sellers”) their pro rata share of an aggregate of 156,007 restricted shares our common stock (the “Closing Shares”), constituting 19.99% of our issued and outstanding shares of common stock immediately prior to closing of the Acquisition. Under the Share Exchange Agreement, the NTG Sellers will be entitled to receive additional shares of our common stock (the “Contingent Shares,” and together with the Closing Shares, the “Exchange Shares”) upon NTH’s achievement of future milestones, as follows:

Milestone	Date Earned	Contingent Shares
Launch of NTH’s leisure travel booking platform by either (i) achieving $1,000,000 in cumulative sales under its historical “phase 1” business, or (ii) commencement of its marketing program under its enhanced “phase 2” business.	As of a date six months after the closing date	1,450,000 Contingent Shares

Launch of NTH’s group travel booking platform and signing of at least five (5) entities to use the groups travel booking platform.	As of a date nine months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares

Launch of NTH’s travel agent platform and signing up of at least 100 travel agents to the platform (which calculation includes individual agents of an agency that signs up on behalf of multiple agents).	As of a date 12 months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares

Commercial launch of PayDelay technology in the NXT2.0 system.	As of a date 15 months after the closing date (or earlier date six months after the closing date)	1,650,000 Contingent Shares, less the Exchange Shares issued at the closing of the Acquisition

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Alternatively, independent of achievement of the foregoing milestones, for each month during the 15-month period following the closing date in which $1,000,000 or more in gross travel bookings are generated by NTH to the extent not previously issued, the Contingent Shares will be issuable in the order indicated above up to the maximum Exchange Shares issuable under the Share Exchange Agreement. In no event, however, will the Contingent Shares, together with the Closing Shares, exceed 6,000,000 shares of our common stock, subject to adjustment in the event of future stock splits, reverse stock splits and similar events.

On March 26, 2025, the Company issued the NTG Sellers and aggregate of 4,393,993 of the Contingent Shares in satisfaction of the Company’s obligations under the Share Exchange Agreement.

On May 5, 2025, the Company issued an aggregate of 1,450,000 Contingent Shares to the NTG Sellers in satisfaction of its obligation to issue Contingent Shares upon achievement of the fourth and final Milestone Event under the Share Exchange Agreement.

Immediately following such issuance, all Contingent Shares issuable pursuant to the Share Exchange Agreement have been issued, and the Company has no further commitments or obligations to issue additional shares pursuant to the Share Exchange Agreement.

Series G Preferred Stock Issuance

On January 26, 2024, the Company and NextTrip Holdings, Inc., a wholly owned subsidiary of the Company (“NextTrip”), entered into a Perpetual License Agreement (the “License Agreement”) with Promethean TV, Inc. (“Promethean”), pursuant to which Promethean (i) sold NextTrip the code for the Licensed Software (as defined in the License Agreement) and (ii) granted NextTrip an irrevocable, worldwide, perpetual right and non-exclusive license to forever retain and use the code and each executable copy of the Licensed Software for the commercial exploitation by NextTrip in the travel solutions industry, subject to certain limitations set forth in the License Agreement (the “Perpetual License”). The term of the License Agreement shall continue in perpetuity unless and until terminated by either party pursuant to the terms of the License Agreement.

As consideration for the Perpetual License and the other rights granted pursuant to the License Agreement, the Company issued Promethean 100,000 restricted shares of its Series G Convertible Preferred Stock (“Series G Preferred”), and NextTrip waived all past debts to NextTrip previously incurred by Promethean. For a period of six months from the effective date, the Company had the right to repurchase up to fifty percent of the Series G Preferred issued to Promethean, or the shares of Company common stock underlying the Series G Preferred if converted during such period, for $1.00 as consideration for any breaches of representations and warranties or indemnities of Promethean pursuant to certain provisions of the License Agreement. The Company did not exercise its option to repurchase up to 50% of the Series G Preferred Stock, and all such shares were converted to common stock by Promethean on March 15, 2024.

Series H Preferred Stock Issuances

On January 26, 2024, the Company also issued an aggregate of 150,000 shares of Series H Convertible Preferred Stock (the “Series H Preferred”) to two parties in exchange for resolution of certain services, payables and/or other liabilities of the Company.

Series I Preferred Stock and Warrant Issuances

On February 15, 2024, the Company entered into a securities purchase agreement with certain accredited investors, pursuant to which the Company issued and sold an aggregate of $672,500 of the Company’s securities, consisting of (i) 222,680 restricted shares of newly designated Series I Convertible Preferred Stock of the Company (the “Series I Preferred”), and (ii) unregistered warrants to purchase up to 111,340 shares of Company common stock. Each share of Series I Preferred was sold together with one-half of a warrant at a combined price of $3.02. The offering was priced at the “Minimum Price” under Nasdaq Rule 5635(d).

The warrants shall be exercisable on such date that the Company amends its Articles of Incorporation, as amended (the “Charter”), to increase the number of shares of common stock authorized for issuance thereunder by an amount sufficient to issue the shares of common stock issuable upon conversion of the Series I Preferred and Warrants. The Warrants will expire three years following the issuance date and have an exercise price of $3.02 per share.

Umergence LLC (“Umergence”) served as the placement agent for the Company, on a reasonable best-efforts basis, in connection with the offering. As compensation for its services as placement agent, the Company paid Umergence an aggregate cash fee equal to 5.0% of the gross proceeds of the offering.

On October 2, 2024, the Company sold an additional 66,225 shares of Series I Preferred at a price of $3.02 per share. On August 15, 2024 and August 30, 2024, the Company sold an additional 4,967 and 24,834 shares, respectively, of Series I Preferred at a price of $3.02 per share. The aggregate gross proceeds raised under the additional sales of securities in August and October 2024 totaled $290,000.

II-3

Series J Preferred Stock Issuances

On December 31, 2024, the Company entered into a securities purchase agreement with certain accredited investors, pursuant to which the Company issued and sold an aggregate of 297,788 restricted shares of newly designated Series J Nonvoting Convertible Preferred Stock of the Company (the “Series J Preferred”), at a purchase price of $3.02 per share.

The Series J Preferred shall be convertible into the Company’s common stock on such date that the Company obtains stockholder approval to remove its exchange cap.

Series K Preferred Stock, Warrant and Unsecured Promissory Note Issuances

On December 31, 2024, the Company entered into a series of agreements whereby an investor agreed to loan the Company up to $1,000,000 against an unsecured promissory note (the “$1M Note”), which was funded in two $500,000 tranches – the first on December 31, 2024 and the second on January 15, 2025. The $1M Note is payable in full on the earlier date of one year from issuance or the date the Company completes a financing of $5 million or greater, is unsecured and has no prepayment penalty.

In connection with the $1 million Note, the investor received fifteen percent guaranteed prepaid interest issued in the form of Series K Nonvoting Convertible Preferred Stock of the Company (“Series K Preferred”) as well as 100% warrant coverage, as follows: (1) warrants exercisable in cash to purchase up to an aggregate of 500,000 shares of common stock and (2) cashless warrants to purchase up to an aggregate of 500,000 shares of common stock, each at an exercise price of $4.00 per share for a period of three years which is exercisable six months from the issuance date.

Concurrently, on December 31, 2024, the Company entered into a series of agreements whereby additional investors agreed to loan the Company $220,000 against an unsecured promissory note (the “$220k Note”). The $220k Note has a maturity date of one year from the date thereof, is unsecured and has no prepayment penalty.

In connection with the $220k Note, the investors also received fifteen percent guaranteed prepaid interest issued in the form of Series K Preferred as well as a warrant on to purchase up to 220,000 shares of the Company’s common stock (the “Half Cashless Warrant”). The Half Cashless Warrant has an exercise price of $4.00 per share and is exercisable for a period of three years, beginning on the issuance date. If at the time of any exercise of the warrant, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the shares by the investor, then such investor may elect to exercise up to 50% of the warrant on a cashless basis. In connection with the $220k Note, the Company entered into a registration rights agreement with respect to the shares of common stock underlying the Series K Preferred and Half Cashless Warrant.

Each Series K investor entered into a securities purchase agreement whereby an aggregate of 60,595 restricted shares of Series K Preferred, at a purchase price of $3.02 per share.

The Series K Preferred shall be convertible into the Company’s common stock on such date that the Company obtains stockholder approval to remove the Series K Exchange Cap.

Conversion of Related Party Loans into Series L Preferred Stock

On December 31, 2024, the Company entered into debt conversion agreements (the “Related Party Debt Conversion Agreements”) with its chief executive officer, William Kerby, and chairman of the board, Donald P. Monaco (the “Related Parties”), whereby the Related Parties and the Company agreed to convert $1.75 million in existing unsecured promissory notes owed to the Related Parties for monies advanced to the Company into an aggregate of 579,469 restricted shares of newly designated Series L Nonvoting Convertible Preferred Stock of the Company (the “Series L Preferred”), at a purchase price of $3.02 per share.

The Series L Preferred shall be convertible into the Company’s common stock on such date that the Company obtains stockholder approval to remove the Exchange Cap (as described below), subject to beneficial ownership limitations.

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Series M Preferred Stock Offering and Debt Conversion

On December 31, 2024, the Company entered into a securities purchase agreement with certain accredited investors, pursuant to which the Company may issue and sell up to $500,000 of restricted shares of newly designated Series M Nonvoting Convertible Preferred Stock of the Company (the “Series M Preferred”), at a purchase price of $3.02 per share.

In addition, as part of the Series M Preferred offering, on December 31, 2024, the Company entered into a debt conversion agreement (the “Debt Conversion Agreement”) with an existing lender whereby the lender and the Company agreed to convert $350,000 in existing unsecured promissory notes plus accrued interest owed to the lender for monies advanced to the Company into Series M Preferred.

The Series M Preferred shall be convertible into the Company’s common stock on such date that the Company obtains stockholder approval to remove the Exchange Cap (as described below).

Series N Preferred Stock and Warrant Offering

On January 28, 2025, the Company entered into a securities purchase agreement with an accredited investor, pursuant to which the Company issued and sold the purchaser (i) 17,000 restricted shares of newly designated Series N Nonvoting Convertible Preferred Stock of the Company (the “Series N Preferred”) and (ii) warrants to purchase 17,000 shares of Company common stock, at a combined purchase price of $5.00 per share and warrant.

The Series N Preferred shall be convertible into the Company’s common stock on such date that the Company obtains stockholder approval to remove the Exchange Cap (as described below).

Each of the purchase agreements entered into in connection with the Series J Preferred, Series K Preferred, Series L Preferred, Series M Preferred and Series N Preferred transactions include conversion or exercise limitations which provide that the Company shall not issue or sell any shares of common stock pursuant to the conversions of preferred stock or exercises of warrants to the extent that after giving effect thereto, the aggregate number of shares of common stock that would be issued would exceed 19.99% of the shares of common stock outstanding on the date of each such offerings (which number of shares shall be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by each such separate offering under applicable rules of the Nasdaq Capital Market) (the “Exchange Cap”) unless and until the Company elects to solicit stockholder approval of the issuance of common stock as contemplated by the purchase agreements and the stockholders of the Company have in fact approved such issuance in accordance with the applicable rules and regulations of the Nasdaq Capital Market.

Common Stock Issuances for Services

In July and August 2024, the Company issued a total of 42,709 shares of common stock valued at $3.02 per share, to Dooya Media Group, Inc. as partial compensation for services provided in connection with the launch of the Compass.TV FAST channel.

On October 25, 2024, the Company issued 8,065 shares of common stock valued at $3.10 per share to FSA Travel LLC in connection with executing a non-binding Letter of Intent to acquire a majority ownership interest in the company.

On January 29, 2025, the Company issued 4,000 shares of common stock valued at $6.69 to the former President of the Company pursuant to the terms of her Separation Agreement.

Alumni Common Stock Purchase Agreement

On September 19, 2024, the Company entered into a Common Stock Securities Purchase Agreement (the “Common Stock SPA”) with Alumni Capital LP (the “Investor”). Pursuant to the Common Stock SPA, the Company has the right, but not the obligation to cause Investor to purchase up to $10 million of Common Stock (the “Commitment Amount”) at the Purchase Price (defined below) during the period beginning on the execution date of the Common Stock SPA and ending on the earlier of (i) the date on which Investor has purchased $10 million in Common Stock pursuant to the Common Stock SPA or (ii) December 31, 2025.

In consideration for the Investor’s execution and delivery of, and performance under, the Common Stock SPA, the Company issued to the Investor 32,786 common shares, which was equal to one percent (1.00%) of the Commitment Amount divided by the VWAP for the Common Stock for the business day prior to September 19, 2024.

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Securities Purchase Agreement – Note and Warrants

On the September 19, 2024, the Company also entered into a securities purchase agreement (the “Note & Warrant SPA”) with Investor for the sale of a short-term promissory note (“Alumni Note”) and warrants (“Alumni Warrants”) to Investor for total consideration of $250,000. In conjunction with the issuance of the Alumni Note to the Investor, the Company also issued Warrants to purchase 96,774 shares of common stock at a price per share of $3.10, which represents 100% warrant coverage on the principal amount of the Alumni Note. The Warrants are exercisable on or prior to the five (5) year anniversary of the Effective Date.

On April 1, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with Alumni Capital LP (the “Investor”) for the sale of a short-term promissory note (the “Alumni Note 2”) and warrants (“Alumni Warrants 2”) to Investor for total consideration of $300,000. The Note is in the principal amount of $360,000 with an original issue discount of $60,000 and guaranteed interest on the principal amount of ten percent (10%) per annum, which shall be due and payable on July 1, 2025 (the “Maturity Date”). In the event of a failure to re-pay the Note on or before the Maturity Date, the interest rate will increase to the lesser of twenty-two percent (22%) per annum or the maximum amount permitted under law from the due date thereof until the same is paid. The Note is convertible into shares of common stock of the Company (“Common Stock”) only upon an event of default.

The Alumni Warrants 2 were issued to purchase 80,000 shares of Common Stock at a price per share of $4.50, which represents 100% warrant coverage on the principal amount of the Alumni Note 2. The Alumni Warrants 2 are exercisable on or prior to the five (5) year anniversary of the Effective Date.

Five Star Acquisition

On February 6, 2025, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with FSA Travel, LLC (“FSA”), John McMahon, as Majority Member, and the other members of FSA included on the signature page thereto (Mr. McMahon together with such other members, collectively the “FSA Members”). Pursuant to the Purchase Agreement, on February 10, 2025 (the “Initial Closing Date”), NextTrip purchased 9,608 membership units of FSA (equal to a 49% ownership stake in FSA immediately after closing) (the “Initial Interests”) in exchange for NextTrip’s (i) payment of $500,000 in cash and (ii) issuance of 161,291 shares of newly designated Series O Nonvoting Convertible Preferred Stock of the Company (“Series O Preferred”) to FSA.

The Purchase Agreement provides the Company with an option (the “Option”), in its sole discretion, to purchase the remaining 51% of the membership units in FSA from the FSA Members within 60 days of the Initial Closing Date, in exchange for (i) the payment by the Company to the FSA Members of an aggregate of $500,000 in cash and (ii) the issuance of an aggregate of 161,291 shares of Series O Preferred to the FSA Members (the “Final Closing”). The Company’s Option was subject to, and contingent upon, satisfaction of the following conditions: (i) the continued employment of John McMahon and Courtney May by the Company, subject to limited exceptions, (ii) the completion of a $2,000,000 capital raise by the Company, and (iii) the continued operation of FSA by FSA’s existing management until the Final Closing Date.

On April 9, 2025 (the “Final Closing Date”), the Company exercised the Option and, in satisfaction of its obligations under the Purchase Agreement in connection with the Final Closing, the Company paid the FSA Members an aggregate of $500,000 in cash and issued the FSA Members an aggregate of 161,291 shares of Series O Preferred. As a result, as of the Final Closing Date, the Company acquired the remaining 51% of the membership units in FSA and FSA became a wholly owned subsidiary of the Company.

In addition to the consideration paid to FSA and the FSA Members in connection with the Initial Closing and Final Closing, respectively, the Purchase Agreement provides that the Company shall make additional payments to the FSA Members upon achievement of certain milestones (collectively, the “Milestone Payments”), as follows:

1.	The payment of $100,000 in cash and the issuance of 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings of Travel Products for five Groups by FSA, the commissions to FSA for which are scheduled to be collected after the Final Closing;

2.	The payment of $100,000 in cash and the issuance of 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings of cruise related Travel Products, the gross cumulative cost of which to the customers is greater than or equal to $25,000 and the commissions for which are scheduled to collected after the Final Closing;

3.	The payment of $100,000 in cash and issuance of 32,258 shares of Series O Preferred at such time as FSA shall deliver all necessary passcodes to allow NextTrip full remote access to the FSA booking engine for use by NextTrip; and

4.	The payment of $100,000 in cash and issuance 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings for Travel Products, the cumulative gross cost of which to the customers is greater than or equal to $1 million and the commissions for which are scheduled to be collected after the Final Closing.

On April 28, 2025, the Company made each of the Milestone Payments to the FSA Members, including the issuance of an aggregate of 129,032 shares of Series O Preferred (the number of shares provided for above, less 8,065 shares of common stock previously issued to FSA by the Company as a deposit, which shares will be transferred to the FSA members on a pro rata basis) in accordance with the terms of the Purchase Agreement.

Blue Fysh Share Exchange

On February 24, 2025, the Company and Blue Fysh Holdings Inc. (“Blue Fysh”) entered into a share exchange agreement (the “BF Share Exchange Agreement”) whereby Blue Fysh agreed to issue 117 restricted shares of its common stock to the Company, representing a ten percent (10%) interest in Blue Fysh, in exchange for 483,000 restricted shares of Series N Nonvoting Convertible Preferred Stock (the “Series N Preferred”) of the Company at an issuance price of $5.00 per share (the “Share Exchange”).

JOURNY Acquisition

On April 1, 2025, the Company entered into an asset purchase agreement (the “Purchase Agreement”) with Ovation LLC (“Ovation”), pursuant to which the Company purchased assets, including without limitation trademarks, domains, apps and certain agreements, and assumed certain liabilities related to Ovation’s JOURNY business (the “JOURNY Acquisition”). JOURNY is an established adventure and travel-themed direct streaming Free Ad-Supported Streaming TV (“FAST”) channel (the “JOURNY Channel”), which curates immersive programming centered on exploration and global culture. The Company’s acquisition of the JOURNY assets is intended to enhance the Company’s content portfolio, expand its advertising reach and strengthen its existing Compass.tv platform. The JOURNY Acquisition closed on April 1, 2025.

Pursuant to the Purchase Agreement, as consideration for the JOURNY Acquisition, the Company paid Ovation $300,000 in cash at closing and issued Ovation 20,000 restricted shares of Company common stock.

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2025 Issuances

From January 10, 2025 through July 25, 2025, the Company has sold and issued an aggregate of 289,643 unregistered shares of common stock pursuant to various agreements. Information regarding each of such issuances is set forth below.

●	On January 29, 2025, the Company issued 4,000 restricted shares of common stock, at a price per share of $6.69, to a former employee pursuant to a separation agreement entered into with such employee.

●	On February 26, 2025, the Company issued 60,000 restricted shares of common stock, at a price per share of $3.89, to a contractor as compensation for investor relations and business development services.

●	On March 3, 2025, the Company issued an aggregate of 105,000 restricted shares of common stock, at a price per share of $3.96, to various contractors as compensation for investor relations and business development services.

●	On March 6, 2025, the Company issued 185 restricted shares of common stock as a dividend payment to the holder of the outstanding shares of the Company’s Series M Nonvoting Convertible Preferred Stock.

●	On March 6, 2025, the Company issued an aggregate of 7,609 restricted shares of common stock as a dividend payment to the holders of the outstanding shares of the Company’s Series L Nonvoting Convertible Preferred Stock, which holders consisted of William Kerby, the Company’s Chief Executive Officer, and Donald Monaco, chairman of the Company’s board of directors.

●	On May 7, 2025, the Company issued 5,000 restricted shares of common stock, at a price of $3.02 per share, to ITA as a finder’s fee related to the FSA acquisition.

●	On May 13, 2025, the Company issued 15,000 restricted shares of common stock, at a price of $3.02 per share, pursuant to a consulting contract related to the development and launch of a dedicated beauty and wellness FAST channel.

●	On May 29, 2025, the Company issued 5,564 restricted shares of common stock as a dividend payment to the holder of the outstanding shares of the Company’s Series M Nonvoting Convertible Preferred Stock.

●	On May 29, 2025, the Company issued an aggregate of 32,285 restricted shares of common stock as a dividend payment to the holders of the outstanding shares of the Company’s Series L Nonvoting Convertible Preferred Stock, which holders consisted of William Kerby, the Company’s Chief Executive Officer, and Donald Monaco, chairman of the Company’s board of directors.

●	On June 4, 2025, the Company issued 75,000 restricted shares of common stock, at a price per share of $3.02, to a contractor as compensation for investor relations and business development services.

On February 24, 2025, the Company entered into a securities purchase agreement (the “Series I Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Company issued and sold an aggregate of 341,126 restricted shares of Series I Convertible Preferred Stock of the Company (the “Series I Preferred”) to the Purchasers at a purchase price of $3.02 per share (the “Series I Offering”).

On February 24 2025, the Company entered into a debt conversion agreement (the “Miller Debt Conversion Agreement”) with Greg Miller, an independent contractor of the Company, whereby Mr. Miller and the Company agreed to convert $100,000 in deferred salary owed to Mr. Miller into 33,113 shares of Series I Preferred, at a conversion price of $3.02 per share, and a warrant to purchase 33,113 shares of common stock (the “Miller Warrant”). The Miller Warrant has an initial exercise price of $4.00 per share, becomes exercisable six months from the issuance date (subject to stockholder approval of removal of the Exchange Cap), and shall expire three years from the initial exercise date (August 24, 2028). Pursuant to the terms of the Miller Warrant, if stockholder approval to remove the Exchange Cap is not received by May 1, 2025, the number of shares shall increase to 50,000 and the exercise price shall decrease to $3.02. As such approval was not received by May 1, 2025, the Miller Warrant reset accordingly.

On February 24, 2025, the Company entered into debt conversion agreements (the “Related Party Debt Conversion Agreements”) with its chief executive officer, William Kerby, and chairman of the board, Donald P. Monaco (the “Related Parties”), whereby the Related Parties and the Company agreed to convert $500,000 in deferred salary (Mr. Kerby) and $1.0 million in existing unsecured promissory notes owed for monies advanced to the Company (Mr. Monaco), respectively, into an aggregate of 496,687 restricted shares of Series L Nonvoting Convertible Preferred Stock of the Company (the “Series L Preferred”) at a conversion price of $3.02 per share.

On February 26, 2025, the Company entered into an Equity Investment Agreement (the “Series P Purchase Agreement”) with AOS Holdings LLC (“AOS”), pursuant to which the Company issued and sold to AOS (i) 93,750 restricted shares of Series P Nonvoting Convertible Preferred Stock of the Company (the “Series P Preferred”), (ii) a warrant exercisable in cash to purchase up to 375,000 shares of common stock (the “Cash Warrant”), and (iii) a warrant exercisable in either cash or via cashless exercise (the “Cashless Warrant”) to purchase up to 375,000 shares of common stock, for a combined purchase price of $4.00 per share and warrants (the “Series I Offering”). The Cash Warrant and Cashless Warrant each have an exercise price of $6.00 per share (subject to the cashless option for the Cashless Warrant), become exercisable six months from the issuance date (subject to stockholder approval of removal of the Exchange Cap), and shall expire five years from the initial exercise date (August 26, 2030).

On February 26, 2025, the Company entered into a Debt Exchange Agreement (the “AOS Debt Exchange Agreement”) with AOS whereby AOS and the Company agreed to convert $1,000,000 owed to AOS under an existing unsecured promissory note owed for monies advanced to the Company into 250,000 shares of Series P Preferred at a conversion price of $4.00 per share.

AOS Consulting Agreement

On February 26, 2025, AOS and the Company entered into a consulting agreement whereby AOS agreed to provide business development, strategic consulting and lead generation services (for Groups Travel) to the Company (the “Services”) for a period of twenty-four months (the “AOS Consulting Agreement”). The AOS Consulting Agreement may be terminated by either party upon 30 days’ advance written notice.

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As consideration for the Services, AOS was issued 60,000 shares of common stock of the Company and a warrant to purchase 375,000 shares of common stock (the “AOS Consulting Warrant”). The Consulting Warrant has an exercise price of $6.00 per share (subject to a cashless exercise option), becomes exercisable six months from the issuance date (subject to stockholder approval of removal of the Exchange Cap), and shall expire five years from the initial exercise date (August 26, 2030).

Applicable Exemptions

Except as otherwise indicated above, no underwriters were used in the foregoing transactions, and no discounts or commissions were paid for the transactions described in this item. All sales of securities described in this item were exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 promulgated under the Securities Act or Regulation D promulgated under the Securities Act, relating to transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

The registrant has filed the exhibits listed on the accompanying Exhibit Index of this registration statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto, provided in the documents incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) Consists of (i) the 32,786 Initial Commitment Shares and (ii) 96,774 shares of common stock issuable upon exercise of the Alumni Warrants;

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and;

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Description

2.1†	Share Exchange Agreement dated as of October 12, 2023 among Sigma Additive Solutions, Inc., NextTrip Holdings, Inc., NextTrip Group, LLC and the NextTrip Representative (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 13, 2023, and incorporated by reference herein).
2.2†

Membership Interest Purchase Agreement, by and among NextTrip, Inc., FSA Travel, LLC, John McMahon, as Majority Member, and the other Signatories thereto, dated February 6, 2025 (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated February 11, 2025, and incorporated herein by reference).

2.3

Share Exchange Agreement by and between the Company and Blue Fysh Holdings, Inc., dated February 24, 2025 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 27, 2025 incorporated herein by reference).

2.4	Asset Purchase Agreement by and between the Company and Ovation, LLC, dated April 1, 2025 (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated April 7, 2025, and incorporated herein by reference).
3.1	Amended and Restated Articles of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 24, 2022, and incorporated herein by reference).
3.2	Certificate of Amendment to Amended and Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 12, 2022, and incorporated herein by reference).
3.3	Amended and Restated Bylaws of the Company, as amended. (filed by the Company as Exhibit 3.12 to the Company’s Form 10-K, filed on March 24, 2021, and incorporated herein by reference).
3.4	Amendment No. 3 to Amended and Restated Bylaws of Sigma Additive Solutions, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 16, 2022, and incorporated herein by reference).
3.5	Certificate of Change Pursuant to NRS 78.209 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 22, 2023 and incorporated herein by reference).
3.6	Certificate of Designation of Series F Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 9, 2024 and incorporated herein by reference).
3.7	Certificate of Designation of Series G Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 30, 2024 and incorporated herein by reference).
3.8	Certificate of Designation of Series H Convertible Preferred Stock (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed January 30, 2024 and incorporated herein by reference).
3.9	Certificate of Designation of Series I Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 22, 2024 and incorporated herein by reference).
3.10	Certificate of Amendment, effective March 13, 2024 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 12, 2024 and incorporated herein by reference).
3.11*	Certificate of Designation of Series J Nonvoting Convertible Preferred Stock.
3.12*	Certificate of Designation of Series K Nonvoting Convertible Preferred Stock.
3.13*	Certificate of Designation of Series L Nonvoting Convertible Preferred Stock.
3.14*	Certificate of Designation of Series M Nonvoting Convertible Preferred Stock.
3.15	Certificate of Designation of Series N Nonvoting Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 31, 2025 and incorporated herein by reference).
3.16	Certificate of Designation of Series O Nonvoting Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 11, 2025 and incorporated herein by reference).
3.17	Withdrawal of Certificate of Designation of Series A Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 27, 2025 and incorporated herein by reference).
3.18	Withdrawal of Certificate of Designation of Series B Preferred Stock (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on February 27, 2025 and incorporated herein by reference).
3.19	Withdrawal of Certificate of Designation of Series C Preferred Stock (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on February 27, 2025 and incorporated herein by reference).
3.20	Withdrawal of Certificate of Designation of Series D Preferred Stock (filed as Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on February 27, 2025 and incorporated herein by reference).
3.21	Withdrawal of Certificate of Designation of Series G Preferred Stock (filed as Exhibit 3.5 to the Company’s Current Report on Form 8-K filed on February 27, 2025 and incorporated herein by reference).
3.22	Amendment to Certificate of Designation of Series I Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 28, 2025 and incorporated herein by reference).
3.23	Amendment to Certificate of Designation of Series L Nonvoting Convertible Preferred Stock (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on February 28, 2025 and incorporated herein by reference).
3.24*	Certificate of Designation of Series P Nonvoting Convertible Preferred Stock.

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4.1	Form of Series A Warrant to Purchase Common Stock (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed April 3, 2020, and incorporated herein by reference).
4.2	Form of Underwriter Common Stock Purchase Warrant (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 12, 2021, and incorporated herein by reference).
4.3	Form of Warrant to Purchase Common Stock (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed January 12, 2021, and incorporated herein by reference).
4.4	Warrant to Purchase Common Stock issued January 26, 2023 (filed as Exhibit 4.15 to the Company’s Annual Report on Form 10-K filed on March 30, 2023, and incorporated herein by reference).
4.5	Form of Warrant (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 22, 2024 and incorporated herein by reference).
4.6	Warrant by and between the Company and Alumni Capital LP, dated September 19, 2024 (filed as Exhibit 4.10 to the Company’s Quarterly Report on Form 10-Q dated July 15, 2025, and incorporated herein by reference).
4.7	Warrant to Purchase Common Stock, dated November 1, 2024 (filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
4.8	Warrant to Purchase Common Stock, dated December 3, 2024 (filed as Exhibit 4.12 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
4.9	Warrant to Purchase Common Stock (Cash) issued to AOS Holdings, LLC, dated December 31, 2024 (filed as Exhibit 4.13 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
4.10	Warrant to Purchase Common Stock (Cashless) issued to AOS Holdings, LLC, dated December 31, 2024 (filed as Exhibit 4.14 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
4.11*	Warrant to Purchase Common Stock issued to SIS II LLC, dated December 31, 2024.
4.12*	Warrant to Purchase Common Stock (Cash) issued to AOS Holdings, LLC, dated January 15, 2025.
4.13*	Warrant to Purchase Common Stock (Cashless) issued to AOS Holdings, LLC, dated January 15, 2025.
4.14	Warrant to Purchase Common Stock, dated January 27, 2025 (filed as Exhibit 4.15 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
4.15	Warrant to Purchase Common Stock, dated January 27, 2025 (filed as Exhibit 4.16 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
4.16	Warrant to Purchase Common Stock, dated January 28, 2025 (filed as Exhibit 4.17 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
4.17	Warrant to Purchase Common Stock issued to Greg Miller, dated as of February 24, 2025 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 28, 2025, and incorporated herein by reference).
4.18	Warrant to Purchase Common Stock (Cash) issued to AOS Holdings, LLC, dated as of February 26, 2025 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on February 28, 2025, and incorporated herein by reference).
4.19	Warrant to Purchase Common Stock (Cashless) issued to AOS Holdings, LLC, dated as of February 26, 2025 (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on February 28, 2025, and incorporated herein by reference).
4.20	Warrant to Purchase Common Stock issued to AOS Holdings, LLC, dated as of February 26, 2025 (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on February 28, 2025, and incorporated herein by reference).
4.21	Warrant by and between the Company and Alumni Capital LP, dated April 1, 2025 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 4, 2025, and incorporated herein by reference).
5.1*	Opinion of Snell & Wilmer L.L.P.
10.1#	Form of Nonqualified Stock Option Agreement (2013 Equity Incentive Plan) (previously filed by the Company as Exhibit 10.4 to the Company’s Form 10-K, filed on April 1, 2019, and incorporated herein by reference)
10.2#	Form of Incentive Stock Option Agreement (2013 Equity Incentive Plan) (previously filed by the Company as Exhibit 4.3 to the Company’s Form S-8 Registration Statement, filed on July 24, 2014, and incorporated herein by reference).
10.3#	Form of Restricted Stock Agreement (2013 Equity Incentive Plan) (previously filed by the Company as Exhibit 10.6 to the Company’s Form 10-K, filed on April 1, 2019, and incorporated herein by reference).
10.4#*	Form of Indemnification Agreement for directors and officers of NextTrip, Inc.
10.5#	Employment letter agreement, effective as of July 1, 2019, between the Company and Frank D. Orzechowski (filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed August 14, 2019, and incorporated herein by reference).

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10.6	Securities Purchase Agreement, dated as of April 2, 2020, between the Company and Purchasers (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 3, 2020, and incorporated herein by reference).
10.7#	Sigma Labs, Inc. 2020 Stock Appreciation Rights Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 29, 2020 and incorporated herein by reference).
10.8#	Form of Stock Appreciation Rights Agreement (Employees; 2020 Stock Appreciation Rights Plan) (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 29, 2020 and incorporated herein by reference).
10.9	Form of Stock Appreciation Rights Agreement (Non-employee Directors; 2020 Stock Appreciation Rights Plan) (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed June 29, 2020 and incorporated herein by reference).
10.10#	Sigma Additive Solutions, Inc. 2013 Equity Incentive Plan, as Amended (filed as Exhibit 99.1 to the Company’s Form S-8 Registration Statement, filed on October 19, 2022 and incorporated herein by reference).
10.11#	Sigma Labs, Inc. 2021 Employee Stock Purchase Plan (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 16, 2021 and incorporated herein by reference).
10.12#	Retention Bonus and Change in Control Agreement, dated as of January 26, 2023, entered into by Sigma Additive Solutions, Inc. and Jacob Brunsberg (filed as Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed on September 4, 2024, and incorporated by reference herein).
10.13#	Retention Bonus and Change in Control Agreement, dated as of January 26, 2023, entered into by Sigma Additive Solutions, Inc. and Frank Orzechowski (filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K filed on September 4, 2024, and incorporated by reference herein).
10.14	Asset Purchase Agreement dated as of October 6, 2023 between Sigma Additive Solutions, Inc. and Divergent Technologies, Inc. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 13, 2023 and incorporated by reference herein).
10.15#	Retention Bonus and Separation Agreement between Sigma Additive Solutions and Jacob Brunsberg, dated November 22, 2023 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 24, 2023 and incorporated by reference herein).
10.16#	Retention Bonus and Separation Agreement between Sigma Additive Solutions and Frank Orzechowski, dated November 22, 2023 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 24, 2023 and incorporated by reference herein).
10.17#*	2023 Equity Incentive Plan.
10.18#	Employment letter agreement dated December 29, 2023 between Sigma Additive Solutions, Inc. and William Kerby (filed by the Company as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 3, 2024 and incorporated by reference herein).

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10.19	Perpetual License Agreement, by and among the Company, NextTrip Holdings, Inc. and Promethean TV, Inc., dated as of January 26, 2024. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 30, 2024 and incorporated herein by reference).
10.20*	Securities Purchase Agreement by and among the Company and various purchasers, dated as of February 15, 2024.
10.21	Unsecured Promissory Note by and between the Company and Steve Kircher, dated October 18, 2024 (filed as Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
10.22	Promissory Note by and between the Company and Carmen Diges, dated October 18, 2024 (filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
10.23*	Securities Purchase Agreement by and between the Company and Alumni Capital LP, dated September 19, 2024.
10.24*	Securities Purchase Agreement by and between the Company and Alumni Capital LP, dated September 19, 2024.
10.25	Promissory Note and Securities Purchase Agreement by and between the Company and 1800 Diagonal Lending LLC, dated October 18, 2024 (filed as Exhibit 10.29 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
10.26	Securities Purchase Agreement by and between the Company and 1800 Diagonal Lending LLC, dated November 8, 2024 (filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
10.27	Promissory Note by and between the Company and 1800 Diagonal Lending LLC, dated November 8, 2024 (filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
10.28*	Series J Preferred Stock Securities Purchase Agreement by and among the Company and various purchasers, dated as of December 31, 2024.
10.29*	Series K Preferred Stock Securities Purchase Agreement by and among the Company and various purchasers, dated as of December 31, 2024.
10.30*	Series M Preferred Stock Securities Purchase Agreement by between the Company and Marc Bern, dated as of December 31, 2024.
10.31*	Unsecured Promissory Note by and between the Company and SIS II, LLC, dated as of December 31, 2024.
10.32*	Registration Rights Agreement, dated as of December 31, 2024.
10.33*	Unsecured Promissory Note by and between the Company and AOS Holdings, LLC, dated as of December 31, 2024.
10.34*	Series N Preferred Stock Securities Purchase Agreement by and between the Company and The Entrust Group, Inc., dated as of January 28, 2025.
10.35	Securities Purchase Agreement by and between the Company and 1800 Diagonal Lending LLC, dated February 4, 2025 (filed as Exhibit 10.38 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
10.36	Promissory Note by and between the Company and 1800 Diagonal Lending LLC, dated February 4, 2025 (filed as Exhibit 10.39 to the Company’s Annual Report on Form 10-K filed on May 29, 2025 and incorporated herein by reference).
10.37*	Series I Preferred Stock Securities Purchase Agreement by and between the Company and, dated as of February 24, 2025.
10.38	Debt Conversion Agreement, dated as of February 24, 2025, by and between the Company and Greg Miller (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 28, 2025 and incorporated herein by reference).
10.39	Related Party Debt Conversion Agreement, dated as of February 24, 2025, by and between the Company and William Kerby (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 28, 2025 and incorporated herein by reference).
10.40	Related Party Debt Conversion Agreement, dated as of February 24, 2025, by and between the Company and Donald P. Monaco (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on February 28, 2025 and incorporated herein by reference).
10.41	Equity Investment Agreement, dated as of February 26, 2025, by and between AOS Holdings LLC and the Company (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on February 28, 2025 and incorporated herein by reference).
10.42	Debt Exchange Agreement, dated as of February 26, 2025, by and between AOS Holdings LLC and the Company (filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on February 28, 2025 and incorporated herein by reference).
10.43	Consulting Agreement, dated as of February 26, 2025, by and between AOS Holdings LLC and the Company (filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on February 28, 2025 and incorporated herein by reference).
10.44	Securities Purchase Agreement by and between the Company and Alumni Capital LP, dated April 1, 2025 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 4, 2025 and incorporated herein by reference).
10.45	Promissory Note by and between the Company and Alumni Capital LP, dated April 1, 2025 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 4, 2025 and incorporated herein by reference).
10.46	License Agreement by and between the Company and Ovation, LLC, dated April 1, 2025 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 7, 2025 and incorporated herein by reference).
10.47

Unsecured Promissory Note ($500,000) by and between NextTrip Holdings, Inc. and Donald P. Monaco Insurance Trust, dated April 9, 2025 (filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on July 15, 2025 and incorporated herein by reference).

10.48	Unsecured Promissory Note ($145,000) by and between NextTrip Holdings, Inc. and Donald P. Monaco Insurance Trust, dated April 9, 2025 (filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on July 15, 2025 and incorporated herein by reference).
10.49	Line of Credit Agreement, dated May 6, 2025 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 8, 2025 and incorporated herein by reference).
23.1*	Consent of Haynie & Company.
23.2*	Consent of Haynie & Company.
23.3*	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to the Registration Statement on Form S-1).
107*	Filing Fee Table.

#	Indicates a management contract or compensatory plan or arrangement.
*	Filed herewith.
†	Portions of the exhibit, marked by brackets, have been omitted because the omitted information (i) is not material and (ii) would likely cause competitive harm if publicly disclosed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, State of New Mexico, on July 29, 2025.

NEXTTRIP, INC.

By:	/s/ William Kerby
William Kerby
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William Kerby and Frank Orzechowski, and each of them, as his true and lawful attorneys-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ William Kerby	Chief Executive Officer and Director	July 29, 2025
William Kerby	(Principal Executive Officer)

/s/ Frank Orzechowski	Chief Financial Officer	July 29, 2025
Frank Orzechowski	(Principal Financial and Accounting Officer)

/s/ Donald P. Monaco	Chair of the Board of Directors	July 29, 2025
Donald P. Monaco

/s/ Jimmy Byrd	Director	July 29, 2025
Jimmy Byrd

/s/ Carmen Diges	Director	July 29, 2025
Carmen Diges

/s/ David Jiang	Director	July 29, 2025
David Jiang

/s/ Stephen Kircher	Director	July 29, 2025
Stephen Kircher

/s/ Andy Kaplan	Director	July 29, 2025
Andy Kaplan

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